The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not offers to sell nor do they seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated November 18, 2008

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-155421

PROSPECTUS SUPPLEMENT
to Prospectus dated November 18, 2008.

$

Noble Holding International Limited

     % Senior Notes due 2014

Unconditionally Guaranteed by
Noble Corporation

We are offering $        aggregate principal amount of     % senior notes due 2014. We will pay interest on the notes on           and           of each year, beginning on          , 2009. The notes will mature on               , 2014. We may redeem some or all of each series of the notes at any time or from time to time at the redemption prices calculated as described in this prospectus supplement under “Description of the Notes — Optional Redemption”. The notes do not have the benefit of any sinking fund. Payment of the notes will be fully and unconditionally guaranteed by Noble Corporation, our indirect parent.

The notes will be our general unsecured senior obligations. The notes will be issued only in denominations of $1,000 and integral multiples of $1,000 in excess thereof. The notes will not be listed on any securities exchange.

See “Risk Factors” beginning on page S-5 to read about important factors you should consider before buying the notes.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Note	Total

Public offering price	%	$
Underwriting discount	%	$
Proceeds, before expenses, to us	%	$

The initial public offering price set forth above does not include accrued interest, if any. Interest on the notes will accrue from November   , 2008 and must be paid by the purchasers if the notes are delivered after November   , 2008.

The underwriters expect to deliver the notes through the facilities of The Depository Trust Company against payment in New York, New York on or about November   , 2008.

Book Running Managers

Goldman, Sachs & Co.
Citi
SunTrust Robinson Humphrey

Co-Managers
Barclays Capital
DnB NOR Markets
Fortis Securities LLC
HSBC
Mitsubishi UFJ Securities
Wells Fargo Securities

Prospectus Supplement dated November     , 2008.

Prospectus Supplement

Page

About this Prospectus Supplement	ii
Cautionary Statement Regarding Forward-Looking Statements	ii
Enforceability of Civil Liabilities Against Foreign Persons	iii
Summary	S-1
Risk Factors	S-5
Noble Corporation Selected Financial Data	S-7
Use of Proceeds	S-8
Capitalization	S-9
Description of Certain Other Indebtedness	S-10
Description of the Notes	S-11
Cayman Islands Tax Considerations	S-24
Underwriting	S-25
Legal Matters	S-28

Prospectus
About This Prospectus	i
Where You Can Find More Information	ii
Incorporation of Certain Information By Reference	ii
Cautionary Statement Regarding Forward-Looking Statements	iii
About Noble	1
About Noble Drilling	1
About NHIL	1
Risk Factors	2
Use of Proceeds	2
Ratio of Earnings to Fixed Charges	2
Description of Debt Securities	2
Description of Authorized Shares	11
Warrants	19
Plan of Distribution	19
Legal Matters	21
Experts	21

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

No invitation whether directly or indirectly may be made to the public in the Cayman Islands to subscribe for the notes unless the Issuer is listed on the Cayman Islands Stock Exchange.

i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is the prospectus supplement, which describes specific terms of the notes, the specific terms of this offering and adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, provides more general information about the notes and other securities that may be offered from time to time using such prospectus, some of which general information does not apply to this offering. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described in the accompanying prospectus under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference”.

If the information in the prospectus supplement differs from the information in the accompanying prospectus, the information in the prospectus supplement supersedes the information in the accompanying prospectus.

Any statement made in this prospectus supplement or in a document incorporated by reference in this prospectus supplement and the accompanying prospectus will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated by reference in this prospectus supplement and the accompanying prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement. See “Incorporation of Certain Information by Reference” in the accompanying prospectus.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus provided in connection with this offering. Neither we nor the underwriters have authorized anyone else to provide you with different information. Neither we nor the underwriters are making any offer of these securities in any jurisdiction where the offer is not permitted. The information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus provided in connection with this offering is accurate only as of the respective dates thereof or, in the case of information incorporated by reference, only as of the date of such information, regardless of the time of delivery of this prospectus supplement, the accompanying prospectus or any free writing prospectus. The business, financial condition, results of operations and prospects of Noble Holding International Limited and Noble Corporation, the guarantor of the notes, may have changed since such dates. It is important for you to read and consider all the information contained in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference therein, in making your investment decision.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus include or incorporate by reference “forward-looking statements” within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended, and Section 21E of the U.S. Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included in this prospectus supplement and the accompanying prospectus or in the documents incorporated by reference regarding the financial position, business strategy, plans and objectives of management of Noble Corporation for future operations, industry conditions and indebtedness covenant compliance are forward-looking statements. When used in this prospectus supplement and the accompanying prospectus or in the documents incorporated by reference, the words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “may”, “plan”, “project”, “should” and similar expressions are intended to be among the statements that

ii

identify forward-looking statements. Although we and Noble Corporation believe that the expectations reflected in such forward-looking statements are reasonable, we and Noble Corporation cannot assure you that such expectations will prove to have been correct. We and Noble Corporation have identified factors that could cause actual plans or results to differ materially from those included in any forward-looking statements. These factors include, among others, those described in “Risk Factors” below, in the accompanying prospectus or in the SEC filings of Noble Corporation. Such risks and uncertainties are beyond our ability or the ability of Noble Corporation to control, and in many cases, neither we nor Noble Corporation can predict the risks and uncertainties that could cause our actual results or those of Noble Corporation to differ materially from those indicated by the forward-looking statements. You should consider these risks before investing in the notes.

ENFORCEABILITY OF CIVIL LIABILITIES AGAINST FOREIGN PERSONS

Noble Corporation and Noble Holding International Limited, or NHIL, are Cayman Islands exempted companies, and certain of their officers and directors may be residents of various jurisdictions outside the United States. All or a substantial portion of the assets of Noble Corporation and NHIL and the assets of these persons may be located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon these persons or to enforce any U.S. court judgment obtained against these persons that is predicated upon the civil liability provisions of the Securities Act of 1933. Noble Corporation and NHIL have agreed to be served with process with respect to actions based on offers and sales of the notes. To bring a claim against Noble Corporation or NHIL, you may serve Noble Corporation’s Corporate Secretary, Noble Corporation, 13135 South Dairy Ashford, Suite 800, Sugar Land, Texas 77478, our U.S. agent appointed for that purpose.

Maples and Calder, our Cayman Islands legal counsel, has advised us that there is doubt as to whether Cayman Islands courts would enforce (1) judgments of U.S. courts obtained in actions against us or other persons that are predicated upon the civil liability provisions of the Securities Act of 1933 or (2) original actions brought against us or other persons predicated upon the Securities Act of 1933. There is no statutory recognition in the Cayman Islands of judgments obtained in the United States nor any relevant treaty in place. However, the courts of the Cayman Islands will in certain circumstances recognize and enforce a non-penal judgment of a foreign court of competent jurisdiction without retrial on the merits. The courts of the Cayman Islands will recognize a foreign judgment as the basis for a claim at common law in the Cayman Islands provided such judgment:

•	is given by a competent foreign court;

•	imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given;

•	is final;

•	is not in respect of taxes, a fine or a penalty; and

•	was not obtained in a manner and is not of a kind the enforcement of which is contrary to the public policy of the Cayman Islands.

iii

SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus. This summary may not contain all of the information that is important to you. The information is qualified in its entirety by reference to detailed information and financial statements appearing elsewhere in this prospectus supplement and the accompanying prospectus and in the documents incorporated herein by reference and, therefore, should be read together with those documents. To understand fully the offering and the business of Noble Corporation and its subsidiaries, including Noble Holding International Limited, we strongly encourage you to read carefully this entire prospectus supplement and the accompanying prospectus and the other documents incorporated herein by reference.

In the sections of this prospectus supplement that describe the business of Noble Corporation, unless the context otherwise indicates, references to “Noble”, “us”, “we”, “our” and like terms refer to Noble Corporation together with its subsidiaries and unconsolidated affiliates. Noble Holding International Limited, or NHIL, is an indirect, wholly-owned subsidiary of Noble. The notes are obligations of NHIL and, to the extent described in this prospectus supplement, are guaranteed by Noble. Accordingly, in the other sections of this prospectus supplement, including “The Offering” and “Description of the Notes”, unless the context otherwise indicates, references to “NHIL”, “us”, “we”, “our” and like terms refer to NHIL and its subsidiaries, but not Noble or its other subsidiaries.

Noble Holding International Limited

NHIL is an indirect, wholly-owned subsidiary of Noble. NHIL performs, through its subsidiaries, contract drilling services with a fleet of 44 offshore drilling units located worldwide, principally in the Middle East, India, Mexico, the North Sea, Brazil, and West Africa. NHIL’s fleet consists of seven semisubmersibles, four dynamically positioned drillships and 33 jackups. This fleet count includes five rigs currently under construction. All of NHIL’s fleet is currently deployed internationally. NHIL is a Cayman Islands exempted company.

Noble Corporation

Noble is a leading offshore drilling contractor for the oil and gas industry. Noble performs, through its subsidiaries, including NHIL, contract drilling services with a fleet of 63 offshore drilling units located worldwide, including in the Middle East, India, the U.S. Gulf of Mexico, Mexico the North Sea, Brazil, and West Africa. This fleet consists of 13 semisubmersibles, four dynamically positioned drillships, 43 jackups and three submersibles. This fleet count includes five rigs currently under construction.

Noble’s long-standing business strategy is the active expansion of its worldwide offshore drilling and deepwater capabilities through acquisitions, upgrades and modifications, and the deployment of drilling assets in important geological areas. Noble has also actively expanded its offshore drilling and deepwater capabilities in recent years through the construction of new rigs.

Noble and its predecessors have been engaged in the contract drilling of oil and gas wells for others domestically since 1921 and internationally during various periods since 1939. Noble’s principal executive offices are located at 13135 South Dairy Ashford, Suite 800, Sugar Land, Texas 77478, and its telephone number is (281) 276-6100. Noble is a Cayman Islands exempted company.

The Offering

Issuer	Noble Holding International Limited, or NHIL.

Notes Offered	$ million principal amount of % Senior Notes due 2014.

Maturity Date	, 2014.

Interest Rate	% per annum, accruing from , 2008.

Interest Payment Dates	and of each year, beginning on , 2009.

Guarantee	The due and punctual payment of the principal of, premium, if any, interest on and all other amounts due under the notes will be guaranteed by Noble Corporation, our indirect parent.

Optional Redemption	NHIL will have the option to redeem the notes, at any time or from time to time, in whole or in part and on any date before maturity, at a price equal to 100% of the principal amount of notes redeemed plus (1) accrued interest to the redemption date and (2) a make-whole premium, if any. See “Description of the Notes — Optional Redemption” in this prospectus supplement.

Ranking	The notes will:

• be NHIL’s general unsecured senior obligations;

• rank equally with all of NHIL’s future unsecured senior indebtedness;

• be effectively subordinated to any of NHIL’s future secured indebtedness;

• be effectively subordinated to all future secured and unsecured indebtedness of NHIL’s subsidiaries; and

• rank senior to any of NHIL’s future subordinated indebtedness.

The due and punctual payment of the principal of, premium, if any, interest on and all other amounts due under the notes will be fully and unconditionally guaranteed by Noble. The guarantee will (a) be a general unsecured senior obligation of Noble, (b) rank equal in right of payment to the existing and future senior unsecured indebtedness of Noble and to other guarantees of Noble that are senior, unsecured obligations and, (c) be effectively subordinated to any of Noble’s future secured indebtedness and to all future secured and unsecured indebtedness of Noble’s subsidiaries.

At September 30, 2008, Noble and its subsidiaries, other than NHIL, had an aggregate of $726.9 million of debt (including current maturities) outstanding, including $349.8 million of debt of Noble that is guaranteed by one or more of its subsidiaries, other than NHIL, and $377.1 million of debt issued by one or more of such other subsidiaries and guaranteed by Noble. As of September 30, 2008, Noble and its subsidiaries had $25.4 million of secured indebtedness, which is included in the amounts above.

See “Description of the Notes” in this prospectus supplement.

Certain Covenants	The indenture governing the notes will contain covenants that, among other things, will limit the ability of Noble and its subsidiaries, including NHIL, to:

• create certain liens;

• engage in certain sale and lease-back transactions; and

• amalgamate, merge, consolidate and sell assets, except under certain conditions.

These covenants have various exceptions and qualifications, which are described under “Description of the Notes — Certain Covenants” in this prospectus supplement.

Future Issuances	Initially, the notes will be limited to $ million in aggregate principal amount. NHIL may, however, “reopen” the series of notes and issue an unlimited amount of additional notes of this series in the future.

Ratings	We anticipate that the notes will be assigned a rating of A- by Standard & Poors and Baa1 by Moody’s. Credit ratings are not recommendations to purchase, hold or sell securities inasmuch as such ratings do not comment as to market price or suitability for a particular investor. We cannot assure you that any rating will remain in effect for any given period by a rating agency in the future. We are under no obligation to advise noteholders if such rating changes over time.

Use of Proceeds	We estimate that the net proceeds from this offering will be approximately $ million, after underwriting discounts and estimated offering expenses. We intend to transfer the net proceeds to Noble as advances, distributions, repayment of outstanding intercompany indebtedness or a combination of these. Noble intends to use the net proceeds to repay $150 million of long-term debt of a subsidiary of Noble that matures in March 2009, $23 million of project financing debt of a subsidiary of Noble that matures in January 2009 and outstanding balances under Noble’s unsecured revolving bank credit facility, in each case plus accrued interest. The remainder will be used for general corporate purposes. At October 31, 2008, Noble had $80 million of borrowings outstanding under its revolving credit facility.

Affiliates of all of the underwriters are lenders under Noble’s credit facility and, accordingly, will receive a portion of the net proceeds from the offering. See “Use of Proceeds” in this prospectus supplement.

Absence of a Public Market for the Notes	The notes will be a new issue of securities for which there is currently no market. We cannot provide any assurance about:

• the presence or the liquidity of any trading market for the notes;

• your ability to sell notes that you purchase at a particular time;

• the prices at which you will be able to sell your notes; or

• the level of liquidity of the trading market for the notes.

Future trading prices of the notes will depend upon many factors, including:

• our operating performance and financial condition;

• the interest of securities dealers in making a market and the number of available buyers;

• the market for similar securities; and

• prevailing interest rates.

Although the underwriters have advised us that they intend to make a market in the notes, they are not obligated to do so. The underwriters may discontinue any market-making in the notes at any time in their sole discretion. We do not intend to apply for listing of the notes on any national securities exchange.

Risk Factors	We urge you to consider carefully the risks described in “Risk Factors”, beginning on page S-5, and elsewhere in or incorporated by reference in this prospectus supplement and the accompanying prospectus, before purchasing the notes in order to evaluate your investment.

RISK FACTORS

You should carefully consider the following risk factors, in addition to the other information contained in this prospectus supplement, the accompanying prospectus and the periodic reports of Noble that we are incorporating by reference into this prospectus supplement, including the information set forth in Part I, Item 1A, “Risk Factors”, of Noble’s Annual Report on Form 10-K for the year ended December 31, 2007, and in Part II, Item 1A, “Risk Factors”, of Noble’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008, before purchasing any notes offered hereby.

Risks Relating to the Notes

There is no established trading market for the notes, and therefore there are uncertainties regarding the price and terms on which a holder could dispose of the notes, if at all.

The notes will constitute a new issue of securities with no established trading market. We have not applied to list the notes on any national securities exchange or inter-dealer quotation system. The underwriters have advised us that they intend to make a market in the notes, but they are not obligated to do so. The underwriters may discontinue any market-making in the notes at any time, in their sole discretion. As a result, we are unable to assure you as to the presence or the liquidity of any trading market for the notes.

We cannot assure you that you will be able to sell your notes at a particular time or that the prices that you receive if and when you sell will be favorable. We also cannot assure you as to the level of liquidity of the trading market for the notes. Future trading prices of the notes will depend on many factors, including:

•	our operating performance and financial condition;

•	the interest of securities dealers in making a market and the number of available buyers;

•	the market for similar securities; and

•	prevailing interest rates.

You should not purchase notes unless you understand and know you can bear all of the investment risks involving the notes.

The notes are obligations exclusively of NHIL and Noble, as Guarantor, and not of our subsidiaries or Noble’s other subsidiaries, and payments to holders of the notes will be effectively subordinated to the claims of such other subsidiaries’ creditors.

The notes are obligations exclusively of NHIL and Noble, as guarantor of payment of the notes, and not of our subsidiaries or Noble’s other subsidiaries. We conduct our operations primarily through our subsidiaries, and our subsidiaries generate substantially all of our operating income and cash flow. As a result, distributions or advances from our subsidiaries are important sources of funds to meet our debt-service obligations. Contractual provisions or laws, as well as our subsidiaries’ financial condition and operating requirements, may limit our ability to obtain from our subsidiaries cash that we need to pay our debt-service obligations, including payments on the notes. Our subsidiaries will be permitted under the terms of the indenture to incur additional indebtedness that may restrict or prohibit the making of distributions, the payment of dividends or the making of loans by such subsidiaries to us. We cannot assure you that the agreements governing the current and future indebtedness of our subsidiaries will permit our subsidiaries to provide us with sufficient dividends, distributions or loans to fund payments on the notes when due. In addition, holders of the notes effectively will have a subordinated position to the claims of creditors of our subsidiaries on their assets and earnings.

Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and, therefore, the right of the holders of the notes to participate in those assets will be structurally subordinated to all indebtedness and other liabilities of such subsidiaries. As a result, holders of the notes have a junior position to the claims of creditors of such subsidiaries on their assets and earnings. At September 30, 2008, Noble and its subsidiaries, other than NHIL, had an aggregate of $726.9 million of long-term debt (including current maturities) outstanding, including $349.8 million of debt of Noble that is guaranteed by one or more of its subsidiaries, other than NHIL, and $377.1 million of debt issued by one or more of such other subsidiaries and guaranteed by Noble.

As of September 30, 2008, neither we nor our subsidiaries had incurred any debt. Giving effect to the issuance of the notes hereby and the application of the estimated proceeds therefrom as described under “Use of Proceeds”, the long-term debt (including current maturities) of Noble and its subsidiaries (including NHIL) at September 30, 2008 would have been $      million, and NHIL’s long-term debt would have been $      million. See “Use of Proceeds”.

Payments on the notes, including under the Guarantee, will be effectively subordinated to claims of our secured creditors.

The notes represent unsecured obligations of NHIL. Accordingly, any secured creditor of NHIL will have claims that are superior to your claims as holders of the notes to the extent of the value of the assets securing that other indebtedness. Similarly, the guarantee of the notes will effectively rank junior to any secured debt of Noble, as the guarantor, to the extent of the value of the assets securing that debt. In the event of any distribution or payment of assets of NHIL in any foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy proceeding, secured creditors of NHIL will have a superior claim to their collateral. If any of the foregoing events occur, we cannot assure you that there will be sufficient assets to pay amounts due on the notes. Holders of the notes will participate ratably with all holders of unsecured senior indebtedness of NHIL, and with all of our other general senior creditors, based upon the respective amounts owed to each holder or creditor, in the remaining assets of NHIL. As a result, holders of notes may receive less, ratably, than secured creditors of NHIL. At September 30, 2008, Noble and its subsidiaries, other than NHIL, had $25.4 million of secured debt and NHIL had no secured debt.

We could enter into various transactions that could Increase the amount of our outstanding debt, adversely affect our capital structure or credit ratings or otherwise adversely affect holders of the notes.

The terms of the notes do not prevent either NHIL or Noble from entering into a variety of acquisition, change-of-control, refinancing, recapitalization or other highly leveraged transactions. As a result, each of NHIL and Noble could enter into a variety of transactions that could increase the total amount of its outstanding indebtedness, adversely affect its capital structure or credit ratings or otherwise adversely affect the holders of the notes.

To service our indebtedness, we will use a significant amount of cash. Our ability to generate cash to service our indebtedness depends on many factors beyond our control.

Our ability to make payments on our indebtedness, including these notes, and to fund planned capital expenditures will depend on our ability to generate cash in the future. This ability, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. We cannot assure you that cash flow generated from our business and other sources of cash, including future borrowings by Noble under its credit facility, will be sufficient to enable us to pay our indebtedness, including these notes, and to fund our other liquidity needs.

NOBLE CORPORATION SELECTED FINANCIAL DATA

The following selected financial data are qualified by reference to, and should be read in conjunction with, Noble’s consolidated financial statements and accompanying notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, all of which are incorporated by reference into this prospectus. See “Where You Can Find More Information” in the accompanying prospectus. Consolidating financial information regarding NHIL is included in Noble’s Current Report on Form 8-K dated November 18, 2008, which is incorporated by reference into this prospectus.

	Nine Months
	Ended
	September 30,	Year Ended December 31,
	2008	2007	2006	2005	2004	2003
	(In thousands, except per share amounts and ratios)

STATEMENT OF INCOME DATA
Operating revenues	$2,536,347	$2,995,311	$2,100,239	$1,382,137	$1,066,231	$987,380
Net income	1,142,428	1,206,011	731,866	296,696	146,086	166,416
Net income per share:
Basic	$4.30	4.52	2.69	1.09	0.55	0.63
Diluted	4.26	4.48	2.66	1.08	0.55	0.63
BALANCE SHEET DATA (at end of period)
Cash and cash equivalents(1)	$213,653	$161,058	$61,710	$166,302	$191,578	$237,843
Property and equipment, net	5,395,063	4,795,916	3,858,393	2,999,019	2,743,620	2,625,866
Total assets	6,611,157	5,876,006	4,585,914	4,346,367	3,307,973	3,189,633
Long-term debt	701,519	774,182	684,469	1,129,325	503,288	541,907
Total debt(2)	726,871	784,516	694,098	1,138,297	511,649	589,573
Shareholders’ equity	4,962,696	4,308,322	3,228,993	2,731,734	2,384,434	2,178,425
OTHER DATA
Net cash provided by operating activities	$1,331,665	$1,414,373	$988,715	$529,010	$332,221	$365,308
Capital expenditures	880,110	1,287,043	1,122,061	545,095	333,989	344,118
Cash dividends declared per share(3)	0.87	0.12	0.08	0.05	—	—
Ratio of earnings to fixed charges(4)	34.9	22.7	16.7	10.9	5.4	5.5

(1)	Consists of cash and cash equivalents as reported on our consolidated balance sheets under current assets.

(2)	Consists of long-term debt and current portion of long-term debt.

(3)	In October 2004, our board of directors took action to modify our then existing dividend policy and to institute a new policy in the first quarter of 2005 for the payment of a quarterly cash dividend.

(4)	For the purpose of calculating the ratio of earnings to fixed charges, “earnings” is determined by adding “total fixed charges” (excluding interest capitalized), income taxes, minority interest in net income (or reduction for minority interest in net loss) and amortization of interest capitalized to income from continuing operations after eliminating equity in undistributed earnings and adding back losses of companies in which at least 20 percent but less than 50 percent equity is owned. For this purpose, “total fixed charges” consists of (1) interest on all indebtedness and amortization of debt discount and expense, (2) interest capitalized and (3) an interest factor attributable to rentals.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $      million, after underwriting discounts and estimated offering expenses. We intend to transfer the net proceeds to Noble as advances, distributions, repayment of outstanding intercompany indebtedness or a combination of these. Noble intends to use the net proceeds to repay $150 million of long-term debt of a subsidiary of Noble that matures in March 2009, $23 million of project financing debt of a subsidiary of Noble that matures in January 2009 and outstanding balances under Noble’s unsecured revolving bank credit facility, in each case plus accrued interest. The remainder will be used for general corporate purposes.

As of October 31, 2008, there were $80 million of borrowings outstanding under Noble’s unsecured revolving bank credit facility. The weighted average interest rate on the total amount outstanding at October 31, 2008 was 3.99%. Noble’s unsecured revolving bank credit facility matures on March 15, 2013. Noble’s borrowings under the credit facility in the most recent year were incurred for working capital purposes and capital expenditures.

Affiliates of all of the underwriters are lenders under Noble’s credit facility and, accordingly, will receive a portion of the net proceeds from the offering. See “Underwriting”.

CAPITALIZATION

The following table sets forth Noble’s (i) cash and cash equivalents and (ii) capitalization at September 30, 2008 on an actual basis and as adjusted to reflect the issuance of the notes hereby and the application of the estimated net proceeds therefrom as described under “Use of Proceeds”. The as adjusted column does not reflect any borrowings under Noble’s revolving bank credit facility after September 30, 2008. You should read this table in conjunction with Noble’s consolidated financial statements and related notes and other financial data included in, or incorporated by reference, into this prospectus. See “Selected Financial Data”.

	September 30, 2008
	Actual	As Adjusted
	(In thousands)

Cash and cash equivalents	$213,653	$

Current portion of long-term debt	$25,352	$

Long-term debt:
Long-term debt (excluding notes offered hereby)	701,519
Notes offered hereby	—

Total long-term debt	701,519

Shareholders’ equity	4,962,696

Total capitalization	$5,689,567	$

DESCRIPTION OF CERTAIN OTHER INDEBTEDNESS

As of September 30, 2008, NHIL and its subsidiaries had no debt outstanding.

Noble has a $600 million unsecured credit facility, which is scheduled to mature on March 15, 2013. From March 15, 2012 through March 15, 2013, the total amount available under the credit facility will be $575 million, but we have the right to seek an increase of the total amount available to $600 million. We may, subject to certain conditions, request that the term of the credit facility be extended for an additional one-year period. Noble Drilling Corporation, an indirect wholly owned subsidiary of Noble, which we refer to as Noble Drilling, has guaranteed the obligations under the credit facility. In addition, in connection with the offering of the notes, NHIL will guarantee the obligations under the credit facility. The credit facility provides Noble with the ability to issue up to $150 million in letters of credit. While Noble’s issuance of letters of credit does not increase its borrowings outstanding, it does reduce the amount available. At September 30, 2008, Noble had $50 million in borrowings and no letters of credit outstanding under this facility, leaving $550 million remaining available under the credit facility.

Noble and Noble Holding (U.S.) Corporation, a wholly-owned subsidiary of Noble, which we refer to as NHC, are guarantors for certain debt securities issued by Noble Drilling. These debt securities consist of $150 million principal amount of 6.95% Senior Notes due 2009 and $202 million principal amount of 7.50% Senior Notes due 2019. These guarantees of the 2009 notes and 2019 notes are full and unconditional. In December 2005, Noble Drilling Holding LLC, an indirect wholly-owned subsidiary of Noble, became a co-obligor on (and effectively a guarantor of) the 2009 notes and 2019 notes.

Noble Drilling is a guarantor of Noble’s 5.875% Senior Notes due 2013. Noble Drilling’s guarantee of the Noble 2013 notes is full and unconditional. The outstanding principal balance of the 2013 notes at September 30, 2008 was $300 million.

Noble had letters of credit of $178 million and performance and tax assessment bonds totaling $328 million supported by surety bonds outstanding at September 30, 2008. Additionally, certain of Noble’s subsidiaries issue, from time to time, guarantees of the temporary import status of rigs or equipment imported into certain countries in which they operate. These guarantees are issued in lieu of payment of custom, value added or similar taxes in those countries.

At September 30, 2008 and December 31, 2007, Noble had no off-balance sheet debt or other off-balance sheet arrangements.

At September 30, 2008, Noble and its subsidiaries, other than NHIL, had an aggregate of $726.9 million of debt (including current maturities) outstanding, including $349.8 million of debt of Noble that is guaranteed by one or more of its subsidiaries, other than NHIL, and $377.1 million of debt issued by one or more of such other subsidiaries and guaranteed by Noble. These amounts include $25.4 million of secured indebtedness of Noble and its subsidiaries.

As of September 30, 2008, we and our subsidiaries had no debt. Giving effect to the issuance of the notes hereby and the application of the estimated net proceeds therefrom as described under “Use of Proceeds”, the debt (including current maturities) of Noble and its subsidiaries at September 30, 2008 would have been $      million, including $      million represented by the notes.

DESCRIPTION OF THE NOTES

The notes offered by this prospectus supplement will constitute a single series of senior debt securities of NHIL as described below and in the accompanying prospectus. The notes will be issued under an indenture between NHIL, as issuer, and The Bank of New York Mellon Trust Company, N.A., as trustee, and a supplemental indenture among NHIL, as issuer, the trustee and Noble, as guarantor. In this section, references to the “indenture” refer to the indenture as supplemented and amended by the supplemental indenture. The summary of selected provisions of the notes and the indenture referred to below supplements, and to the extent inconsistent supersedes and replaces, the description of the general terms and provisions of the senior debt securities and the indenture contained in the accompanying prospectus under the caption “Description of Debt Securities”. This summary is not complete and is qualified by reference to provisions of the notes and the indenture. Forms of the notes and the indenture, including the supplemental indenture providing for the guarantee by Noble, have been or will be filed by Noble with the SEC, and you may obtain copies as described under “Where You Can Find More Information” in the accompanying prospectus. Capitalized terms used and not defined in this description have the meaning given them in the accompanying prospectus or the indenture.

In this section, references to “NHIL”, “we”, “our”, “us” and the “Company” mean NHIL excluding, unless otherwise expressly stated or the context otherwise requires, its subsidiaries, and references to “Noble” mean Noble Corporation, excluding, unless otherwise expressly stated or the context otherwise requires, its subsidiaries.

General

The notes will constitute a single series of senior debt securities under the indenture, initially limited to $      million aggregate principal amount. We may, from time to time, without giving notice to or seeking the consent of the holders of the debt securities, issue additional notes having the same ranking, interest rate, maturity and other terms as the notes issued in this offering. Any additional notes having such similar terms together with the previously issued notes will constitute a single series of debt securities under the indenture.

The notes will mature on          , 2014 and will bear interest at the rate of     % per annum, accruing from          , 2008. Interest on the notes will be paid semi-annually, in arrears, on           and           to the holders of record at the close of business on the           and           immediately preceding the applicable interest payment date. Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months.

If any interest payment date, redemption date or the maturity date of the notes is not a business day at any place of payment, then payment of the principal, premium, if any, and interest may be made on the next business day at that place of payment. In that case, no interest will accrue on the amount payable for the period from and after the applicable interest payment date, redemption date or maturity date, as the case may be.

The notes initially will be issued in book-entry form and represented by one or more global notes deposited with, or on behalf of, The Depository Trust Company, as Depositary, and registered in the name of Cede & Co., its nominee. This means that you will not be entitled to receive a certificate for the notes that you purchase except under the limited circumstances described below under the caption “— Book-Entry, Delivery and Form”. If any of the notes are issued in certificated form they will be issued only in fully registered form without coupons, in denominations of $1,000 and integral multiples of $1,000.

So long as the notes are in book-entry form, you will receive payments and may transfer notes only through the facilities of the Depositary and its direct and indirect participants. See “— Book-Entry, Delivery and Form” below. We will maintain an office or agency in the Borough of Manhattan, The City of New York where notices and demands in respect of the notes and the indenture may be delivered to us and where certificated notes may be surrendered for payment, registration of transfer or exchange. That office or agency will initially be the office of the agent of the trustee in the City of New York, which is currently located at, The Bank of New York Mellon Corporation, Corporate Trust Operations, Reorganization Unit, 101 Barclay Street - 7 East, New York, New York 10286.

So long as the notes are in book-entry form, we will make payments on the notes to the Depositary or its nominee, as the registered owner of the notes, by wire transfer of immediately available funds. If notes are issued in definitive certificated form under the limited circumstances described below under the caption “— Book-Entry, Delivery and Form”, we will have the option of paying interest by check mailed to the addresses of the persons entitled to payment or by wire transfer to bank accounts in the United States designated in writing to the trustee at least 15 days before the applicable payment date by the persons entitled to payment.

We will pay principal of and any premium on the notes at stated maturity, upon redemption or otherwise, upon presentation of the notes at the office of the trustee, as our paying agent. In our discretion, we may appoint one or more additional paying agents and security registrars and designate one or more additional places for payment and for registration of transfer, but we must at all times maintain a place of payment of the notes and a place for registration of transfer of the notes in the Borough of Manhattan, The City of New York.

We will be entitled to redeem the notes at our option as described below under the caption “— Optional Redemption”. You will not be permitted to require us to redeem or repurchase the notes. The notes will not be subject to a sinking fund.

Ranking of Notes; Guarantee

The notes will be our unsecured and unsubordinated obligations and will rank on a parity in right of payment with any and all of our other unsecured and unsubordinated indebtedness. The notes are our obligations exclusively, and are not the obligations of any of our subsidiaries or other subsidiaries of Noble. Because we conduct our operations primarily through our subsidiaries and substantially all of our consolidated assets are held by our subsidiaries, we depend on the cash flow of our subsidiaries to meet our obligations, including our obligations under the notes. As a result, the notes will be effectively subordinated to any and all existing and future indebtedness and other liabilities and commitments (including trade payables and lease obligations) of our subsidiaries. In the event of a bankruptcy, liquidation or reorganization of any of these subsidiaries, the subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us.

As of September 30, 2008, neither we nor our subsidiaries have incurred any indebtedness.

The due and punctual payment of the principal of, premium, if any, interest on and all other amounts due under the notes will be fully and unconditionally guaranteed by Noble, our indirect parent. The guarantee will be the general unsecured obligation as to payment of Noble and will rank equal in right of payment to all existing and future unsecured and unsubordinated indebtedness of Noble, including other guarantees by Noble in favor of its subsidiaries other than NHIL. Because Noble conducts its operations primarily through its subsidiaries and substantially all of its consolidated assets are held by the subsidiaries of Noble, Noble depends on the cash flow of its subsidiaries to meet its obligations, including its obligations under the guarantee relating to the notes. As a result, the guarantee will be effectively subordinated to any and all existing and future indebtedness and other liabilities and commitments (including trade payables and lease obligations) of the subsidiaries of Noble other than NHIL. In the event of a bankruptcy, liquidation or reorganization of any of these subsidiaries, the subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to Noble.

At September 30, 2008, Noble and its subsidiaries, other than NHIL, had an aggregate of $726.9 million of debt (including current maturities) outstanding, including $349.8 million of debt of

Noble that is guaranteed by one or more of its subsidiaries, other than NHIL, and $377.1 million of debt issued by one or more of such other subsidiaries and guaranteed by Noble. These amounts include $25.4 million of secured indebtedness of Noble and its subsidiaries. As of September 30, 2008, we and our subsidiaries had no debt.

Optional Redemption

The notes will be redeemable, at our option, at any time or from time to time, in whole or in part, on any date prior to maturity (the “Redemption Date”) in principal amounts of $1,000 or any integral multiple of $1,000 at a price (the “Redemption Price”) equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest to the Redemption Date (subject to the right of holders of record on the relevant record date to receive interest due on an Interest Payment Date that is on or prior to the Redemption Date), plus a Make-Whole Premium, if any is required to be paid. The Redemption Price will never be less than 100% of the principal amount of the notes plus accrued interest to the Redemption Date.

The amount of the Make-Whole Premium with respect to any note (or portion of a note) to be redeemed will be equal to the excess, if any, of:

(i) the sum of the present values, calculated as of the Redemption Date, of:

(A) each interest payment that, but for the redemption, would have been payable on the note (or its portion) being redeemed on each Interest Payment Date occurring after the Redemption Date (excluding any accrued interest for the period before the Redemption Date); and

(B) the principal amount that, but for the redemption, would have been payable at the final maturity of the note (or its portion) being redeemed;

over

(ii) the principal amount of the note (or its portion) being redeemed.

The present values of interest and principal payments referred to in clause (i) above will be determined in accordance with generally accepted principles of financial analysis. Those present values will be calculated by discounting the amount of each payment of interest or principal from the date that each payment would have been payable, but for the redemption, to the Redemption Date at a discount rate equal to the Treasury Yield (as defined below) plus           basis points.

The Make-Whole Premium will be calculated by an independent investment banking institution of national standing appointed by us, provided that if we fail to make such appointment at least 45 business days prior to the Redemption Date, or if the institution so appointed is unwilling or unable to make the calculation, such calculation will be made by Goldman, Sachs & Co. or, if that firm is unwilling or unable to make the calculation, by an independent investment banking institution of national standing appointed by the trustee (in any such case, an “Independent Investment Banker”).

For purposes of determining the Make-Whole Premium, “Treasury Yield” means a rate of interest per annum equal to the weekly average yield to maturity of United States Treasury Notes that have a constant maturity that corresponds to the remaining term to maturity of the notes, calculated to the nearest 1/12 of a year (the “Remaining Term”). The Treasury Yield will be determined as of the third business day immediately before the applicable Redemption Date.

The weekly average yields of United States Treasury Notes will be determined by referring to the most recent statistical release published by the Federal Reserve Bank of New York and designated “H.15(519) Selected Interest Rates” or any successor release (the “H.15 Statistical Release”). If the H.15 Statistical Release contains a weekly average yield for United States Treasury Notes having a constant maturity that is the same as the Remaining Term, then the Treasury Yield will be equal to that weekly average yield. In all other cases, the Treasury Yield will be calculated by interpolation, on a straight-line basis, between the weekly average yields on the United States Treasury Notes that have a constant maturity closest to and greater than the Remaining Term and the United States Treasury Notes that have a constant maturity closest to and less than the Remaining Term (in each case as set forth in the H.15 Statistical Release). Any weekly average yields as calculated by interpolation will be rounded to the nearest 1/100th of 1% with any figure of 1/200% or above being rounded upward. If weekly average yields for United States Treasury Notes are not available in the H.15 Statistical Release or otherwise, then the Treasury Yield will be calculated by interpolation of comparable rates selected by the Independent Investment Banker.

We will mail a notice of redemption at least 30 days but not more than 60 days before the redemption date to each holder of notes to be redeemed. If less than all of the notes are to be redeemed, the trustee will select the notes to be redeemed by such method as the trustee shall deem fair and appropriate. The trustee may select for redemption notes and portions of notes in amounts of whole multiples of $1,000. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption.

Certain Covenants

Limitation on Liens.  The indenture provides that Noble will not, and will not permit any of its Subsidiaries to, issue, assume or guarantee any Indebtedness for borrowed money secured by any Lien upon any Principal Property or any shares of stock or indebtedness of any Subsidiary that owns or leases a Principal Property (whether such Principal Property, shares of stock or indebtedness are now owned or hereafter acquired) without making effective provision whereby the notes (together with, if Noble shall so determine, any other Indebtedness or other obligation) shall be secured equally and ratably with (or, at Noble’s option, prior to) the Indebtedness so secured for so long as such Indebtedness is so secured. The foregoing restrictions do not, however, apply to Indebtedness secured by Permitted Liens.

“Permitted Liens” means (i) Liens existing on the date of original issuance of notes; (ii) Liens on property or assets of, or any shares of stock of, or other equity interests in, or indebtedness of, any Person existing at the time such Person becomes a Subsidiary of Noble or at the time such Person is merged into or consolidated with Noble or any of its Subsidiaries or at the time of a sale, lease or other disposition of all or substantially all of the properties of a Person to Noble or a Subsidiary of Noble; (iii) Liens in favor of Noble or any of its Subsidiaries; (iv) Liens in favor of governmental bodies to secure progress or advance payments; (v) Liens securing industrial revenue or pollution control bonds, or similar indebtedness; (vi) Liens on property securing (a) all or any portion of the cost of acquiring, constructing, altering, improving or repairing any property or assets, real or personal, or improvements used or to be used in connection with such property or (b) Indebtedness incurred by Noble or any Subsidiary of Noble prior to or within one year after the later of the acquisition, the completion of construction, alteration, improvement or repair or the commencement of commercial operation thereof, which Indebtedness is incurred for the purpose of financing all or any part of the purchase price thereof or construction or improvements thereon; (vii) statutory liens or landlords’, carriers’, warehouseman’s, mechanics’, suppliers’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings; (viii) Liens on current assets of Noble or any of its Subsidiaries securing its Indebtedness or Indebtedness of any such Subsidiary, respectively; (ix) Liens on the stock, partnership or other equity interest of Noble or any of its Subsidiaries in any Joint Venture or any Subsidiary that owns an equity interest in such Joint Venture to secure Indebtedness, provided the amount of such Indebtedness is contributed and/or advanced solely to such Joint Venture; (x) Liens under workers compensation or similar legislation; (xi) Liens in connection with legal proceedings or securing tax assessments, which in each case are being contested in good faith; (xii) good faith deposits in connection with bids, tenders, contracts or Liens; (xiii) deposits made in connection with maintaining self-insurance, to obtain the benefits of laws, regulations or arrangements relating to unemployment insurance, old age pensions, social security or similar matters or to secure surety, appeal or customs bonds; and (xiv) any extensions, substitutions, replacements or renewals in whole or in part of a Lien enumerated in clauses (i) through (xiii) above.

Notwithstanding the foregoing, Noble and its Subsidiaries may, without securing the notes, issue, assume or guarantee secured Indebtedness that would otherwise be subject to the foregoing restrictions in an aggregate principal amount that, together with all other such Indebtedness of Noble and its Subsidiaries that would otherwise be subject to the foregoing restrictions (including Indebtedness permitted to be secured under clause (i) under the definition of Permitted Liens but excluding Indebtedness permitted to be secured under clauses (ii) through (xiv) thereunder) and the aggregate amount of Attributable Indebtedness deemed outstanding with respect to Sale/Leaseback Transactions (other than those in connection with which we have voluntarily retired any of the notes, any Pari Passu Indebtedness or any Funded Indebtedness pursuant to clause (c) below under the heading “Limitation on Sale/Leaseback Transactions”), does not at any one time exceed 15% of Noble’s Consolidated Net Tangible Assets.

Limitation on Sale/Leaseback Transactions.  The indenture provides that Noble will not, and will not permit any of its Subsidiaries to, enter into any Sale/Leaseback Transaction with any person (other than Noble or a Subsidiary of Noble) unless: (a) Noble or such Subsidiary would be entitled to incur Indebtedness in a principal amount equal to the Attributable Indebtedness with respect to such Sale/Leaseback Transaction secured by a Lien on the property subject to such Sale/Leaseback Transaction pursuant to the covenant described under “Limitation on Liens” above without equally and ratably securing the notes pursuant to such covenant; (b) after the date of the first series of notes issued under the indenture and within a period commencing nine months prior to the consummation of such Sale/Leaseback Transaction and ending nine months after the consummation thereof, Noble or such Subsidiary shall have expended for property used or to be used in the ordinary course of Noble’s business and that of its Subsidiaries an amount equal to all or a portion of the net proceeds of such Sale/Leaseback Transaction and Noble shall have elected to designate such amount as a credit against such Sale/Leaseback Transaction (with any such amount not being so designated to be applied as set forth in clause (c) below or as otherwise permitted); or (c) we or Noble, during the nine-month period after the effective date of such Sale/Leaseback Transaction, shall have applied to either (i) the voluntary defeasance or retirement of any notes, any Pari Passu Indebtedness or any Funded Indebtedness or (ii) the acquisition of one or more Principal Properties at fair value, an amount equal to the greater of the net proceeds of the sale or transfer of the property leased in such Sale/Leaseback Transaction and the fair value, as determined by the Board of Directors of Noble, of such property as of the time of entering into such Sale/Leaseback Transaction (in either case adjusted to reflect the remaining term of the lease and any amount expended by us as set forth in clause (b) above), less an amount equal to the sum of the principal amount of notes, Pari Passu Indebtedness and Funded Indebtedness voluntarily defeased or retired by us or Noble plus any amount expended to acquire any Principal Properties at fair value, within such nine-month period and not designated as a credit against any other Sale/ Leaseback Transaction entered into by Noble or any of its Subsidiaries during such period.

Consolidation, Merger and Sale of Assets.  The indenture provides that (a) we will not consolidate or amalgamate with or merge into any person, or sell, lease, convey, transfer or otherwise dispose of all or substantially all of our assets to any person, other than one of our direct or indirect wholly-owned subsidiaries and (b) Noble will not consolidate or amalgamate with or merge into any person, or sell, lease, convey, transfer or otherwise dispose of all or substantially all of its assets to any person, other than one of its direct or indirect wholly-owned subsidiaries, in each case, unless:

•	either (i) we or Noble, as applicable, shall be the continuing corporation or (ii) the person formed by such consolidation or amalgamation or into which we or Noble, as applicable, are merged, or the person which acquires, by sale, lease, conveyance, transfer or other disposition, all or substantially all of our or Noble’s assets, as applicable, shall expressly assume, by a supplemental indenture, the due and punctual payment of the principal of, premium, if any, and interest on the notes and the performance of our or Noble’s, as applicable, covenants and obligations under the indenture and the notes, or, in the case of Noble, the guarantee, in which case such person would be substituted for us or Noble, as applicable, in the indenture with the same effect as if it had been an original party to the indenture;

•	immediately after giving effect to such transaction or series of transactions, no default or Event of Default shall have occurred and be continuing or would result therefrom; and

•	we or Noble deliver to the applicable trustee an officers’ certificate and an opinion of counsel, each in the form required by the indenture and stating that the transaction and the supplemental indenture comply with the indenture.

Tax Additional Amounts

We will pay any amounts due with respect to the notes without deduction or withholding for any and all present and future withholding taxes, levies, imposts and charges (a “withholding tax”) imposed by or for the account of the Cayman Islands or any other jurisdiction in which we are resident for tax purposes or any political subdivision or taxing authority of such jurisdiction (the “Taxing Jurisdiction”), unless such withholding or deduction is required by law. If such deduction or withholding is at any time required, we will (subject to compliance by you with any relevant administrative requirements) pay you additional amounts as will result in your receipt of such amounts as you would have received had no such withholding or deduction been required.

If the Taxing Jurisdiction requires us to deduct or withhold any of these taxes, levies, imposts or charges, we will (subject to compliance by the holder of a note with any relevant administrative requirements) pay these additional amounts in respect of the principal amount, redemption price and interest (if any) in accordance with the terms of the notes and the indenture, as may be necessary so that the net amounts paid to the holder or the trustee after such deduction or withholding will equal the principal amount, redemption price and interest (if any) on the notes. However, we will not pay any additional amounts in the following instances:

•	if any withholding would not be payable or due but for the fact that (1) the holder of a note (or a fiduciary, settlor, beneficiary of, member or shareholder of, the holder, if the holder is an estate, trust, partnership or corporation) is a domiciliary, national or resident of, or engaging in business or maintaining a permanent establishment or being physically present in, the Taxing Jurisdiction or otherwise having some present or former connection with the Taxing Jurisdiction other than the holding or ownership of the note or the collection of the principal amount, redemption price and interest (if any), in accordance with the terms of the notes and the indenture, or the enforcement of the note or (2) where presentation is required, the note was presented more than 30 days after the date such payment became due or was provided for, whichever is later;

•	if any withholding tax is attributable to any estate, inheritance, gift, sales, transfer, excise, personal property or similar tax, levy, impost or charge;

•	if any withholding tax is attributable to any tax, levy, impost or charge that is payable otherwise than by withholding from payment of the principal amount, redemption price and interest (if any);

•	if any withholding tax would not have been imposed but for the failure to comply with certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connections with the relevant tax authority of the holder or beneficial owner of the note, if this compliance is required by statute or by regulation as a precondition to relief or exemption from such withholding tax;

•	to the extent a holder of a note is entitled to a refund or credit in such Taxing Jurisdiction of amounts required to be withheld by such Taxing Jurisdiction; or

•	any combination of the instances described in the preceding bullet points.

With respect to the fifth bullet point listed above, in the absence of evidence satisfactory to us we may conclusively presume that a holder of a note is entitled to a refund or credit of all amounts required to be witheld. We also will not pay any additional amounts to any holder who is a fiduciary or partnership or other than the sole beneficial owner of the note to the extent that a beneficiary or settlor with respect to such fiduciary, or a member or such partnership or a beneficial owner thereof, would not have been entitled to the payment of such additional amounts had such beneficiary, settlor, member or beneficial owner been the holder of the note.

Noble will, with respect to its guarantee of the notes, pay additional amounts, subject to the above requirements and limitations, with respect to any withholding tax imposed by or for the account of any Taxing Jurisdiction with respect to any payments made under the guarantee.

Events of Default

“Events of Default” means, with respect to the notes, any of the following events:

•	failure to pay principal on any notes when due and payable at maturity, upon redemption or otherwise;

•	failure to pay any interest on any notes when due and payable and such default continues for 30 days;

•	default in the performance or breach of any covenant in the indenture, which default continues uncured for a period of 90 days after we receive written notice from the trustee or we and the trustee receive written notice from the holders of at least 25% in principal amount of the outstanding notes as provided in the indenture;

•	the guarantee of the notes by Noble ceases to be in full force and effect or Noble denies or disaffirms its obligations under such guarantee;

•	certain events of bankruptcy, insolvency or reorganization, as the case may be, involving Noble or us; and

•	default under any bond, debenture, note or other evidence of Indebtedness (other than Non-Recourse Indebtedness) by Noble or any of its Subsidiaries or under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness (other than Non-Recourse Indebtedness) of Noble or any of its Subsidiaries resulting in the acceleration of such Indebtedness (other than Non-Recourse Indebtedness), or any default in payment of such Indebtedness (other than Non-Recourse Indebtedness) (after expiration of any applicable grace periods and presentation of any debt instruments, if required), if the aggregate amount of all such Indebtedness (other than Non-Recourse Indebtedness) that has been so accelerated and with respect to which there has been such a default in payment shall exceed $25,000,000 and there has been a failure to obtain rescission or annulment of all such accelerations or to discharge all such defaulted indebtedness within 20 days after there has been given, by registered or certified mail, to Noble by the trustee or to Noble and the trustee by the holders of at least 25% in principal amount of all outstanding notes a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” under the indenture.

For purposes of the foregoing, “Non-Recourse Indebtedness” means any of Noble’s Indebtedness or any Indebtedness of any of its Subsidiaries in respect of which (a) the recourse of the holder of such Indebtedness, whether direct or indirect and whether contingent or otherwise, is effectively limited to (i) Liens on specified assets and (ii) in respect of Indebtedness of a Subsidiary, Liens on assets of the Subsidiary acquired after the date of original issuance of the notes, and with respect to such Indebtedness of Noble’s or any of its Subsidiaries, neither Noble nor any of its Subsidiaries (other than the issuer of such Indebtedness) provides any credit support or is otherwise liable or obligated and (b) the occurrence of any event, or the existence of any condition under any agreement or instrument relating to such Indebtedness, shall not at any time have the effect of accelerating, or permitting the acceleration of, the maturity of any other Indebtedness of Noble or any of its Subsidiaries or otherwise permitting any such other Indebtedness to be declared due and payable, or to be required to be prepaid, purchased or redeemed, prior to the stated maturity thereof.

The holders of a majority in principal amount of the notes may waive any past default with respect to the notes under the indenture and its consequences, and the holders of a majority in principal amount of all notes of any series outstanding under the indenture may waive on behalf of the holders of all notes of such series outstanding under the indenture any other past default under the indenture and its consequences, except:

•	in the case of the payment of the principal of, premium (if any) or interest on any notes; or

•	except as described below under the caption “— Amendment, Supplement and Waiver”.

Discharge and Defeasance

The terms of the notes provide that we will be permitted to terminate certain of our obligations and those of Noble under the indenture, including the covenants described above under “— Certain Covenants”, pursuant to the indenture’s covenant defeasance provisions only if we deliver to the Trustee an opinion of counsel that covenant defeasance will not cause holders of the notes to recognize income, gain or loss for United States federal income tax purposes.

The terms of the notes also provide for legal defeasance. Legal defeasance is permitted only if we have received from, or there has been published by, the United States Internal Revenue Service a ruling to the effect that legal defeasance will not cause holders of the notes to recognize income, gain or loss for United States federal income tax purposes.

Amendment, Supplement and Waiver

We generally may amend the indenture or the notes and the guarantee with the written consent of the holders of a majority in principal amount of the outstanding notes affected by the amendment. The holders of a majority in principal amount of the outstanding debt securities of (i) any series may also waive our compliance in a particular instance with any provision of the applicable indenture with respect to such series of debt securities and (ii) all series may waive our compliance in a particular instance with any provision of the applicable indenture with respect to all series of debt securities issued thereunder. We must obtain the consent of each holder of notes affected by a particular amendment or waiver, however, if such amendment or waiver:

•	changes the stated maturity of the notes, or any installment of principal of or interest on any note;

•	reduces the principal amount of or the interest rate applicable to any note;

•	changes any place of payment for any note;

•	changes the currency in which the principal, premium, or interest of any note may be repaid;

•	impairs the right of the holder of any note to institute suit for the enforcement of any payment due in respect of any note on or after stated maturity;

•	reduces the amount of notes whose holders must consent to an amendment, supplement or waiver;

•	waives any default in the payment of principal of, or premium or interest on, any note due under the indenture; or

•	releases Noble from any of its obligations under the guarantee or the indenture, except in accordance with the terms of the indenture.

Notwithstanding the foregoing, we may amend the indenture or the notes without the consent of any holder:

•	to cure any ambiguity, defect or inconsistency;

•	to comply with the indenture’s provisions with respect to successor corporations;

•	to comply with any requirements of the SEC to effect or maintain qualification under the Trust Indenture Act of 1939, as amended;

•	to make any change that does not adversely affect the rights of any holder of notes in any material respect;

•	to issue additional notes as permitted by the indenture; or

•	to allow a guarantor to execute a supplemental indenture or a guarantee with respect to the notes.

Definitions

“Attributable Indebtedness,” when used with respect to any Sale/Leaseback Transaction, means, as at the time of determination, the present value (discounted at the rate set forth or implicit in the terms of the lease included in such transaction) of the total obligations of the lessee for rental payments (other than amounts required to be paid on account of taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items that do not constitute payments for property rights) during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended). In the case of any lease that is terminable by the lessee upon the payment of a penalty, such net amount shall be the lesser of the net amount determined assuming termination upon the first day such lease may be terminated (in which case the net amount shall also include the amount of the penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) or the net amount determined assuming no such termination.

“Capitalized Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under generally accepted accounting principles in the United States, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with generally accepted accounting principles in the United States.

“Consolidated Net Tangible Assets” means the total amount of assets (less applicable reserves and other properly deductible items) after deducting (1) all current liabilities (excluding the amount of those that are by their terms extendable or renewable at the option of the obligor to a date more than 12 months after the date as of which the amount is being determined and current maturities of long-term debt) and (2) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangible assets, all as set forth on the most recent quarterly balance sheet of Noble and its consolidated Subsidiaries and determined in accordance with generally accepted accounting principles in the United States.

“Funded Indebtedness” means all Indebtedness (including Indebtedness incurred under any revolving credit, letter of credit or working capital facility) that by its terms matures on, or that is renewable at the option of any obligor thereon to, a date more than one year after the date on which such Indebtedness is originally incurred.

“Indebtedness” of any Person means, without duplication, (i) all indebtedness of such Person for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such

Person or only to a portion thereof), (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of letters of credit or other similar instruments (or reimbursement obligations with respect thereto), other than standby letters of credit, performance bonds and other obligations issued by or for the account of such Person in the ordinary course of business, to the extent not drawn or, to the extent drawn, if such drawing is reimbursed not later than the third business day following demand for reimbursement, (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, except trade payables and accrued expenses incurred in the ordinary course of business, (v) all Capitalized Lease Obligations of such Person, (vi) all Indebtedness of others secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person (provided that if the obligations so secured have not been assumed in full by such Person or are not otherwise such Person’s legal liability in full, then such obligations shall be deemed to be in an amount equal to the greater of (a) the lesser of (1) the full amount of such obligations and (2) the fair market value of such assets, as determined in good faith by the Board of Directors of such Person, which determination shall be evidenced by a Board Resolution, and (b) the amount of obligations as have been assumed by such Person or that are otherwise such Person’s legal liability), and (vii) all Indebtedness of others (other than endorsements in the ordinary course of business) guaranteed by such Person to the extent of such guarantee.

“Joint Venture” means any partnership, corporation or other entity in which up to and including 50% of the partnership interests, outstanding voting stock or other equity interests is owned, directly or indirectly, by Noble and/or one or more Subsidiaries of Noble.

“Lien” means any mortgage, pledge, lien, encumbrance, charge or security interest. For purposes of the indenture, Noble or any Subsidiary of Noble shall be deemed to own subject to a Lien any asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capitalized Lease Obligation or other title retention agreement relating to such asset.

“Pari Passu Indebtedness” means any Indebtedness of Noble, whether outstanding on the issue date of the notes or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall be subordinated in right of payment to the guarantee.

“Principal Property” means any jackup, semisubmersible, drillship, submersible or other mobile offshore drilling unit, or integral portion thereof, owned or leased by Noble or any Subsidiary of Noble and used for drilling offshore oil and gas wells, which, in the opinion of Noble’s Board of Directors, is of material importance to the business of Noble and its Subsidiaries taken as a whole, but no such jackup, semisubmersible, drillship, submersible or other mobile offshore drilling unit, or portion thereof, shall be deemed of material importance if its net book value (after deducting accumulated depreciation) is less than 2.0% of Consolidated Net Tangible Assets of Noble and its consolidated Subsidiaries.

“Sale/Leaseback Transaction” means any arrangement with any Person pursuant to which Noble or any Subsidiary of Noble leases any Principal Property that has been or is to be sold or transferred by Noble or the Subsidiary to such Person, other than (1) temporary leases for a term, including renewals at the option of the lessee, of not more than five years, (2) leases between Noble and a Subsidiary of Noble or between its Subsidiaries, or (3) leases of Principal Property executed by the time of, or within 12 months after the latest of, the acquisition, the completion of construction, alteration, improvement or repair, or the commencement of commercial operation of the Principal Property.

“Subsidiary” means, with respect to Noble at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of Noble in Noble’s consolidated financial statements if such financial statements were prepared in accordance with generally accepted accounting principles in the United States as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise controlled, by Noble or one or more subsidiaries of Noble.

Book-Entry, Delivery and Form

The notes initially will be issued in book-entry form and represented by one or more global notes. The global notes will be deposited with, or on behalf of, The Depository Trust Company, or DTC, New York, New York, as Depositary, and registered in the name of Cede & Co., the nominee of DTC. Unless and until it is exchanged for individual certificates evidencing notes under the limited circumstances described below, a global note may not be transferred except as a whole by the Depositary to its nominee or by the nominee to the Depositary, or by the Depositary or its nominee to a successor Depositary or to a nominee of the successor Depositary.

DTC has advised us that it is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the U.S. Securities Exchange Act of 1934.

DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among its participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, which eliminates the need for physical movement of securities certificates. “Direct participants” in DTC include securities brokers and dealers, including underwriters, banks, trust companies, clearing corporations and other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the Financial Industry Regulatory Authority Inc. Access to the DTC system is also available to others, which we sometimes refer to as “indirect participants”, that clear transactions through or maintain a custodial relationship with a direct participant either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of notes within the DTC system must be made by or through direct participants, which will receive a credit for those notes on DTC’s records. The ownership interest of the actual purchaser of a note, which we sometimes refer to as a “beneficial owner”, is in turn recorded on the direct and indirect participants’ records. Beneficial owners of notes will not receive written confirmation from DTC of their purchases. However, beneficial owners are expected to receive written confirmations providing details of their transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which they purchased notes. Transfers of ownership interests in global notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global notes except under the limited circumstances described below.

To facilitate subsequent transfers, all global notes deposited with DTC will be registered in the name of DTC’s nominee, Cede & Co. The deposit of notes with DTC and their registration in the name of Cede & Co. will not change the beneficial ownership of the notes. DTC has no knowledge of the actual beneficial owners of the notes. DTC’s records reflect only the identity of the direct participants to whose accounts the notes are credited, which may or may not be the beneficial owners. The participants are responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any legal requirements in effect from time to time.

Redemption notices will be sent to DTC or its nominee. If less than all of the notes are being redeemed, DTC will determine the amount of the interest of each direct participant in the notes to be redeemed in accordance with DTC’s procedures.

In any case where a vote may be required with respect to the notes, neither DTC nor Cede & Co. will give consents for or vote the global notes. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those direct participants to whose accounts the notes are credited on the record date identified in a listing attached to the omnibus proxy.

Principal and interest payments on the notes will be made to Cede & Co., as nominee of DTC. DTC’s practice is to credit direct participants’ accounts on the relevant payment date unless DTC has reason to believe that it will not receive payment on the payment date. Payments by direct and indirect participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in “street name”. Those payments will be the responsibility of participants and not of DTC or us, subject to any legal requirements in effect from time to time. Payment of principal and interest to Cede & Co. is our responsibility, disbursement of payments to direct participants is the responsibility of DTC, and disbursement of payments to the beneficial owners is the responsibility of direct and indirect participants.

Except under the limited circumstances described below, purchasers of notes will not be entitled to have notes registered in their names and will not receive physical delivery of notes. Accordingly, each beneficial owner must rely on the procedures of DTC and its participants to exercise any rights under the notes and the indenture.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. Those laws may impair the ability to transfer or pledge beneficial interests in notes.

DTC is under no obligation to provide its services as Depositary for the notes and may discontinue providing its services at any time. Neither we nor the trustee will have any responsibility for the performance by DTC or its direct participants or indirect participants under the rules and procedures governing DTC.

As noted above, beneficial owners of notes generally will not receive certificates representing their ownership interests in the notes. However, if:

•	DTC notifies us that it is unwilling or unable to continue as a Depositary for the global notes or if DTC ceases to be a clearing agency registered under the U.S. Securities Exchange Act of 1934, as amended, at a time when it is required to be registered and a successor Depositary is not appointed within 90 days of the notification to us or of our becoming aware of DTC’s ceasing to be so registered, as the case may be;

•	we determine, in our sole discretion, not to have the notes represented by one or more global notes; or

•	an Event of Default, as defined above under the caption “— Events of Default”, under the indenture has occurred and is continuing with respect to the notes,

we will prepare and deliver certificates for the notes in exchange for beneficial interests in the global notes. Any beneficial interest in a global note that is exchangeable under the circumstances described in the preceding sentence will be exchangeable for notes in definitive certificated form registered in the names that the Depositary directs. It is expected that these directions will be based upon directions received by the Depositary from its participants with respect to ownership of beneficial interests in the global notes.

We obtained the information in this section and elsewhere in this prospectus supplement concerning DTC and DTC’s book-entry system from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

CAYMAN ISLANDS TAX CONSIDERATIONS

The following is a discussion of certain Cayman Islands income tax consequences of an investment in the notes. The discussion is a general summary of present law, which is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any investor’s particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands law.

Under existing Cayman Islands laws, payments of interest and principal on the notes will not be subject to taxation in the Cayman Islands, withholding will not be required on the payment of interest and principal to any holder of the notes and gains derived from the disposal of the notes will not be subject to Cayman Islands income or corporation tax. The Cayman Islands currently have no income, corporation or capital gains tax and no estate duty, inheritance tax or gift tax. No stamp duty is payable in respect of the issue of the notes. The notes themselves and an instrument of transfer in respect of a note will be subject to stamp duty if executed in or brought into the Cayman Islands. There will be no Cayman Islands tax consequences with respect to holding notes or exchanging outstanding notes for new notes, except that, if the notes are taken into the Cayman Islands in original form, they will be subject to stamp duty in the amount of one quarter of one percent of the face value thereof, subject to a maximum of CI$250.00 per note.

UNDERWRITING

We, Noble and the underwriters for the offering named below have entered into an underwriting agreement and pricing agreement with respect to the notes. Subject to certain conditions, each underwriter has severally agreed to purchase the principal amount of notes indicated in the following table.

Underwriters	Principal Amount of Notes

Goldman, Sachs & Co.	$
Citigroup Global Markets Inc.
SunTrust Robinson Humphrey, Inc.
Barclays Capital Inc.
DnB NOR Markets, Inc.
Fortis Securities LLC
HSBC Securities (USA) Inc.
Mitsubishi UFJ Securities International plc
Wells Fargo Securities, LLC

Total	$

The underwriters are committed to take and pay for all of the notes being offered, if any are taken.

Notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to  % of the principal amount of notes. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to  % of the principal amount of notes. If all the notes are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms. The offering of the notes by Goldman, Sachs & Co. is subject to receipt and acceptance and subject to Goldman, Sachs & Co.’s right to reject any order in whole or in part.

The notes are a new issue of securities with no established trading market. We have been advised by the underwriters that they intend to make a market in the notes, but they are not obligated to do so and may discontinue market-making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes or that an active public market for the notes will develop. If any active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. See “Risk Factors”.

In connection with the offering of the notes, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater amount of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short-covering transactions.

These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

From the date of this prospectus supplement and continuing to and including the later of the delivery of the notes and such earlier time as the underwriters may notify us, we have agreed, subject to certain exceptions, not to offer, sell, contract to sell or otherwise dispose of any debt securities substantially similar to the notes or the guarantee without the prior written consent of the underwriters.

We estimate that the total expenses related to the offering of the notes, excluding underwriting discounts and commissions, will be approximately $     .

We and Noble have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time:

(a) to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d) in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to the issuer or Noble; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

No invitation whether directly or indirectly may be made to the public in the Cayman Islands to subscribe for the notes unless the issuer is listed on the Cayman Islands Stock Exchange.

The underwriters and their affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received, or will receive, customary fees and expenses. Affiliates of all of the underwriters are lenders under Noble’s revolving bank credit facility and may receive in excess of 10% of net proceeds from this offering. Accordingly, the offering is being made pursuant to Rule 2710(h) of the Conduct Rules of the National Association of Securities Dealers, Inc. Because the offering consists of a class of securities rated investment grade, the Financial Industry Regulatory Authority, Inc. does not require that we use a qualified independent underwriter for this offering.

Mitsubishi UFJ Securities International plc is not a U.S. registered broker-dealer and, therefore, to the extent that it intends to effect any sales of the notes in the United States, it will do so through one or more U.S. registered broker-dealers as permitted by FINRA regulations.

LEGAL MATTERS

Certain legal matters in connection with the issuance of the notes will be passed upon for us by Baker Botts L.L.P. and Maples and Calder, Cayman Islands. Baker Botts L.L.P. is not passing on any matters of Cayman Islands law and is relying on the opinion of Maples and Calder as to all matters of Cayman Islands law, and Maples and Calder is not passing on any matters other than those governed by Cayman Islands law. Certain legal matters in connection with the issuance of the notes will be passed upon for the underwriters by Vinson & Elkins L.L.P., Houston, Texas. Vinson & Elkins L.L.P. represents Noble from time to time in matters unrelated to this offering.

PROSPECTUS

Noble Corporation

Debt Securities
Preferred Shares
Depositary Shares
Ordinary Shares
Warrants
Guarantees of Debt Securities

Noble Drilling Corporation

Debt Securities
Guarantees of Debt Securities

Noble Holding International Limited

Debt Securities
Guarantees of Debt Securities

This prospectus relates to ordinary shares, preferred shares, debt securities, depositary shares and warrants for equity securities of Noble Corporation; debt securities of Noble Drilling Corporation; and debt securities of Noble Holding International Limited. Any of these securities may be sold from time to time in one or more offerings. The preferred shares, debt securities, depositary shares and warrants of Noble Corporation may be convertible into or exercisable or exchangeable for ordinary shares or other securities of Noble Corporation. The debt securities of Noble Corporation may be guaranteed by Noble Drilling Corporation or Noble Holding International Limited, each a wholly-owned indirect subsidiary of Noble Corporation. The debt securities of Noble Drilling Corporation and Noble Holding International Limited may be guaranteed by Noble Corporation. The specific terms of these sales will be provided in supplements to this prospectus.

These securities may be offered and sold to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. The securities will be offered in amounts, at prices and on terms to be determined by market conditions at the time of the offerings.

The ordinary shares of Noble Corporation are listed on the New York Stock Exchange under the symbol “NE.” Any ordinary shares of Noble Corporation sold pursuant to a prospectus supplement will be listed on the NYSE, subject to official notice of issuance.

Investing in these securities involves risks. Please read carefully “Risk Factors” beginning on page 2 for a discussion of risks you should consider before investing.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus may not be used to consummate sales of securities by the registrants unless accompanied by a prospectus supplement.

The date of this prospectus is November 18, 2008.

About This Prospectus

As used in this prospectus and any prospectus supplement:

•	“Noble,” “we,” “our,” and “us” generally mean Noble Corporation, a Cayman Islands exempted company limited by shares, together with its consolidated subsidiaries, unless the context otherwise requires, such as in the sections providing description of the securities offered in this prospectus or describing the risk factors relating to the securities offered in this prospectus;

•	“Noble Drilling” means Noble Drilling Corporation, a Delaware corporation and wholly-owned indirect subsidiary of Noble Corporation;

•	“NHIL” means Noble Holding International Limited, a Cayman Islands company and wholly-owned indirect subsidiary of Noble Corporation; and

•	“issuer” means any of Noble, Noble Drilling or NHIL, as the case may be, and “issuers” refers collectively to all of Noble, Noble Drilling and NHIL.

This prospectus is part of a registration statement that the issuers have filed with the Securities and Exchange Commission (referred to as the SEC in this prospectus) utilizing a “shelf” registration process. Under this shelf process, the issuers may offer and sell different types of the securities as described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the securities that may be offered. Each time securities are sold, a prospectus supplement will be provided and, if applicable, a free writing prospectus that will contain specific information about the terms of that offering and the securities offered in that offering. The prospectus supplement and, if applicable, any free writing prospectus may also add, update or change information contained in this prospectus. You should read this prospectus, the prospectus supplement and any free writing prospectus, together with the additional information contained in the documents referred to under the “Where You Can Find More Information” section of this prospectus.

You should rely only on the information contained in or incorporated by reference in this prospectus and any applicable prospectus supplement or free writing prospectus provided in connection

i

with an offering. None of the issuers has authorized anyone else to provide you with different information. The issuers are not making any offer of securities in any jurisdiction where the offer is not permitted. No invitation whether directly or indirectly may be made to the public in the Cayman Islands to subscribe for the debt securities of any series unless the issuer of such series is listed on the Cayman Islands Stock Exchange. No offer or invitation to subscribe for shares may be made to the public in the Cayman Islands. The information contained or incorporated by reference in this prospectus, any applicable prospectus supplement and free writing prospectus provided in connection with an offering is accurate only as of the respective dates thereof or, in the case of information incorporated by reference, only as of the date of such information, regardless of the time of delivery of this prospectus, an accompanying prospectus supplement or any free writing prospectus. The business, financial condition, results of operations and prospects of the issuers may have changed since such dates.

Where You Can Find More Information

Noble is subject to the informational requirements of the U.S. Securities Exchange Act of 1934, as amended (referred to as the U.S. Exchange Act in this prospectus), and in accordance therewith files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file with the SEC at its public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Noble’s SEC filings are also available to the public from commercial document retrieval services and at the worldwide web site maintained by the SEC at http://www.sec.gov. You may also inspect those reports, proxy statements and other information concerning Noble at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which Noble’s ordinary shares are currently listed.

The issuers have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of Noble or one of its subsidiaries, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s web site.

Incorporation of Certain Information By Reference

The SEC allows information to be “incorporated by reference” into this prospectus, which means that important information can be disclosed to you by referring you to another document filed separately by Noble Corporation with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus. This prospectus incorporates by reference the documents set forth below that Noble previously filed with the SEC. These documents contain important information about Noble and the other issuers.

•	Annual Report on Form 10-K for the year ended December 31, 2007;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008;

•	Current Reports on Form 8-K filed on January 3, 2008 (excluding Items 7.01 and 9.01), April 17, 2008, May 6, 2008, May 16, 2008 and November 18, 2008; and

•	The descriptions of Noble’s ordinary shares contained in its Registration Statement on Form 8-A dated April 25, 2002, as amended by Form 8-A/A (No. 1) dated March 14, 2003, and Amendment No. 2 on Form 8-A/A filed on June 10, 2005.

ii

All additional documents that Noble files with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the U.S. Exchange Act (other than information furnished under Item 2.02 or 7.01 of Form 8-K) will be incorporated by reference until the offering or offerings to which this prospectus relates are completed.

Documents incorporated by reference are available from Noble without charge, excluding exhibits unless an exhibit has been specifically incorporated by reference in this prospectus. You may obtain without charge a copy of documents that are incorporated by reference in this prospectus by requesting them in writing or by telephone at the following address:

Julie J. Robertson
Corporate Secretary
Noble Corporation
13135 South Dairy Ashford, Suite 800
Sugar Land, Texas 77478
(281) 276-6100

Cautionary Statement Regarding Forward-Looking Statements

This prospectus and any accompanying prospectus supplement include or incorporate by reference “forward-looking statements” within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended, and Section 21E of the U.S. Exchange Act. All statements other than statements of historical facts included in this prospectus or an accompanying prospectus supplement or in the documents incorporated by reference regarding the financial position, business strategy, backlog, plans and objectives of management for future operations, foreign currency requirements, industry conditions, and indebtedness covenant compliance of the issuers are forward-looking statements. When used in this prospectus or an accompanying prospectus supplement or in the documents incorporated by reference, the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “should” and similar expressions are intended to be among the statements that identify forward-looking statements. Although the issuers believe that the expectations reflected in such forward-looking statements are reasonable, they cannot assure you that such expectations will prove to be correct. These forward-looking statements speak only as of the date of the document in which they appear and the issuers undertake no obligation to revise or update any forward-looking statement for any reason, except as required by law. The issuers have identified factors that could cause actual plans or results to differ materially from those included in any forward-looking statements. These factors include those referenced or described under “Risk Factors” in Noble’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, and in its other filings with the SEC. The issuers cannot control such risk factors and other uncertainties, and in many cases, the issuers cannot predict the risks and uncertainties that could cause their actual results to differ materially from those indicated by the forward-looking statements. You should consider these risks and uncertainties when you are evaluating the issuers and deciding whether to invest in the issuer’s securities.

iii

About Noble

Noble is a leading offshore drilling contractor for the oil and gas industry. We perform contract drilling services with our fleet of offshore drilling units located worldwide, including the Middle East, India, the U.S. Gulf of Mexico, Mexico, the North Sea, Brazil, and West Africa.

Our long-standing business strategy continues to be the active expansion of our worldwide offshore drilling and deepwater capabilities through acquisitions, upgrades and modifications, and the deployment of our drilling assets in important geological areas. We have also actively expanded our offshore drilling and deepwater capabilities in recent years through the construction of new rigs.

Noble and its predecessors have been engaged in the contract drilling of oil and gas wells for others in the United States since 1921 and internationally during various periods since 1939. Noble became the successor to Noble Drilling as part of the 2002 internal corporate restructuring of Noble Drilling and its subsidiaries. Noble’s ordinary shares are listed on the New York Stock Exchange under the symbol “NE.” Noble’s principal executive offices are located at 13135 South Dairy Ashford, Suite 800, Sugar Land, Texas 77478, and its telephone number is (281) 276-6100.

About Noble Drilling

Noble Drilling is a wholly-owned indirect subsidiary of Noble. Noble Drilling performs, through its subsidiaries, contract drilling services with a fleet of offshore drilling units located primarily offshore Mexico and in the U.S. Gulf of Mexico. Noble Drilling was incorporated in Delaware in 1939. Noble Drilling’s principal executive offices are located at 13135 South Dairy Ashford, Suite 800, Sugar Land, Texas 77478, and its telephone number is (281) 276-6100.

About NHIL

NHIL is a wholly-owned indirect subsidiary of Noble. NHIL performs, through its subsidiaries, contract drilling services with a fleet of offshore drilling units located primarily in the Middle East, India, Mexico, the North Sea, Brazil and West Africa. NHIL was organized in the Cayman Islands in 2004. NHIL’s principal offices are located c/o Maples and Calder, P.O. Box 309 GT, Ugland House, South Church Street, Georgetown, Grand Cayman, Cayman Islands, BWI, and its telephone number is (345) 949-8066.

Risk Factors

Before you invest in the securities registered under this prospectus, you should carefully consider the “Risk Factors” included in our most recent annual report on Form 10-K, subsequent quarterly reports on Form 10-Q and the applicable prospectus supplement, as well as risks described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and cautionary notes regarding forward-looking statements included or incorporated by reference in this prospectus, together with all of the other information included in this prospectus, the applicable prospectus supplement and the documents we incorporate by reference.

If any of these risks were to materialize, our business, results of operations, cash flows and financial condition could be materially adversely affected. In that case, the ability of Noble to make distributions to its shareholders or the ability of Noble, Noble Drilling or NHIL to pay interest on, or principal of, any debt securities issued by it, may be reduced, the trading prices of any publicly traded securities of the issuers could decline and you could lose all or part of your investment.

Use of Proceeds

We intend to use the net proceeds from the sales of securities as set forth in the applicable prospectus supplement.

Ratio of Earnings to Fixed Charges

Our ratio of earnings to fixed charges for each of the periods indicated is as follows:

Nine Months Ended	Twelve Months Ended December 31,
September 30, 2008	2007	2006	2005	2004	2003

34.9	22.7	16.7	10.9	5.4	5.5

For the purpose of calculating these ratios, “earnings” is determined by adding “total fixed charges” (excluding interest capitalized), income taxes, minority interest in net income (or reduction for minority interest in loss) and amortization of interest capitalized to income from continuing operations after eliminating equity in undistributed earnings and adding back losses of companies in which at least 20 percent but less than 50 percent equity is owned. For this purpose, “total fixed charges” consists of (1) interest on all indebtedness and amortization of debt discount and expense, (2) interest capitalized and (3) an interest factor attributable to rentals.

Description of Debt Securities

The following description of debt securities, together with the particular terms of the debt securities offered that will be described in the prospectus supplement relating to such debt securities, sets forth the material terms and provisions of debt securities to be issued by Noble, Noble Drilling or NHIL. The term “issuer,” as used in this section, means whichever of Noble, Noble Drilling, or NHIL that is listed as the issuer of debt securities in the applicable prospectus supplement relating to the relevant debt securities.

Noble may issue debt securities either separately, or together with, or upon the conversion or exercise of or in exchange for, other of its securities. Noble Drilling and NHIL each may issue debt securities in one or more distinct series. The debt securities may be:

•	senior obligations issued in one or more series under a senior indenture between Noble, as issuer, and The Bank of New York Mellon Trust Company, N.A, as trustee;

•	senior obligations issued in one or more series under a senior indenture between Noble Drilling, as issuer, and The Bank of New York Mellon Trust Company, N.A., as trustee;

•	senior obligations issued in one or more series under a senior indenture to be entered into between NHIL, as issuer, and The Bank of New York Mellon Trust Company, N.A, as trustee;

•	subordinated obligations issued in one or more series under a subordinated indenture to be entered into between Noble, as issuer, and The Bank of New York Mellon Trust Company, N.A., as trustee;

•	subordinated obligations issued in one or more series under a subordinated indenture to be entered into between Noble Drilling, as issuer, and The Bank of New York Mellon Trust Company, N.A, as trustee; or

•	subordinated obligations issued in one or more series under a subordinated indenture to be entered into between NHIL, as issuer, and The Bank of New York Mellon Trust Company, N.A., as trustee.

Any debt securities issued by Noble may be guaranteed by Noble Drilling or NHIL. Any debt securities issued by Noble Drilling or NHIL will be guaranteed by Noble.

We have summarized material provisions of the indentures below. The forms of the indentures listed above have been filed as exhibits to the registration statement, and you should read the indentures for provisions that may be important to you. The following description is qualified in all respects by reference to the actual text of the indentures and the forms of the debt securities.

General

A prospectus supplement and a supplemental indenture relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	the issuer of the debt securities;

•	the guarantor of the debt securities, if any;

•	the title of the debt securities of the series and whether the series is senior secured or senior unsecured debt securities or senior or junior subordinated debt securities;

•	any limit on the aggregate principal amount of the debt securities of the series;

•	the person to whom any interest on a debt security shall be payable, if other than the person in whose name that debt security is registered on the regular record date;

•	the date or dates on which the principal and premium, if any, of the debt securities of the series are payable or the method of that determination or the right to defer any interest payments;

•	the rate or rates (which may be fixed or variable) at which the debt securities will bear interest, if any, or the method of determining the rate or rates;

•	the date or dates from which interest will accrue and the interest payment dates on which any such interest will be payable or the method by which the dates will be determined;

•	the regular record date for any interest payable on any interest payment date and the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months;

•	the place or places where the principal of and premium, if any, and any interest on the debt securities of the series will be payable, if other than the Borough of Manhattan, The City of New York;

•	the period or periods within which, the date or dates on which, the price or prices at which and the terms and conditions upon which the debt securities of the series may be redeemed, in whole or in part, at the issuer’s option or otherwise;

•	the issuer’s obligation, if any, to redeem, purchase or repay the debt securities of the series pursuant to any sinking fund or otherwise or at the option of the holders and the period or periods within which, the price or prices at which, the currency or currencies including currency unit or units in which and the terms and conditions upon which, the debt securities will be redeemed, purchased or repaid, in whole or in part;

•	the terms, if any, upon which Noble’s debt securities of the series may be convertible into or exchanged for other debt or equity securities of Noble, and the terms and conditions upon which the conversion or exchange may be effected, including the initial conversion or exchange price or rate, the conversion or exchange period and any other additional provisions;

•	the denominations in which any debt securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof;

•	the currency in which payment of principal of and premium, if any, and interest on debt securities of the series shall be payable, if other than United States dollars;

•	any index, formula or other method used to determine the amount of payments of principal of and premium, if any, and interest on the debt securities;

•	if the principal amount payable at the stated maturity of debt securities of the series will not be determinable as of any one or more dates before the stated maturity, the amount that will be deemed to be the principal amount as of any date for any purpose, including the principal amount that will be due and payable upon any maturity other than the stated maturity or that will be deemed to be outstanding as of any date (or, in any such case, the manner in which the deemed principal amount is to be determined), and if necessary, the manner of determining the equivalent thereof in United States currency;

•	if the principal of or premium, if any, or interest on any debt securities is to be payable, at the issuer’s election or the election of the holders, in one or more currencies or currency units other than that or those in which such debt securities are stated to be payable, the currency, currencies or currency units in which payment of the principal of and premium, if any, and interest on such debt securities shall be payable, and the periods within which and the terms and conditions upon which such election is to be made;

•	if other than the stated principal amount, the portion of the principal amount of the debt securities that will be payable upon declaration of the acceleration of the maturity of the debt securities or provable in bankruptcy;

•	the applicability of, and any addition to or change in, the covenants and definitions then set forth in the applicable indenture or in the terms then set forth in such indenture relating to permitted consolidations, mergers or sales of assets;

•	any changes or additions to the provisions of the applicable indenture dealing with defeasance, including the addition of additional covenants that may be subject to the issuer’s covenant defeasance option;

•	whether any of the debt securities are to be issuable in permanent global form and, if so, the depositary or depositaries for such global security and the terms and conditions, if any, upon which interests in such debt securities in global form may be exchanged, in whole or in part, for the individual debt securities represented thereby in definitive registered form, and the form of any legend or legends to be borne by the global security in addition to or in lieu of the legend referred to in the applicable indenture;

•	the appointment of any trustee, any authenticating or paying agents, transfer agent or registrars;

•	the terms of any guarantee of the payment of principal, interest and premium, if any, with respect to debt securities of the series and any corresponding changes to the provisions of the applicable indenture;

•	any addition to or change in the events of default with respect to the debt securities of the series and any change in the right of the trustee or the holders to declare the principal, premium, if any, and interest with respect to the debt securities due and payable;

•	any applicable subordination provisions for any subordinated debt securities in addition to or in lieu of those set forth in this prospectus;

•	if the securities of the series are to be secured, the property covered by the security interest, the priority of the security interest, the method of perfecting the security interest and any escrow arrangements related to the security interest; and

•	any other terms of the debt securities, including any restrictive covenants.

None of the indentures limits the amount of debt securities that may be issued. Each indenture allows debt securities to be issued up to the principal amount that may be authorized by the issuer and may be in any currency or currency unit designated by the issuer.

The debt securities may be issued as discounted debt securities bearing no interest (or interest at a rate that at the time of issuance is below market rates) to be sold at a discount below their stated principal amount.

Federal income tax consequences and other special considerations applicable to any of these discounted debt securities will be described in the applicable prospectus supplement.

Debt securities of a series may be issued in registered, bearer, coupon or global form.

In the future we or one or more of our subsidiaries may also issue debt securities other than the debt securities described in this prospectus. There is no requirement that any other debt securities that we or our subsidiaries issue be issued under the indentures described in this prospectus. Any other debt securities that we or our subsidiaries issue may be issued under other indentures or instruments containing provisions that differ from those included in the indentures or that are applicable to one or more issues of debt securities described in this prospectus.

Guarantee

Noble may guarantee any senior or subordinated debt securities issued by Noble Drilling or NHIL. Noble Drilling or NHIL may guarantee any senior or subordinated debt securities issued by Noble. The specific terms and provisions of each guarantee will be described in the applicable prospectus supplement. The obligations under any guarantee will be limited as necessary to seek to prevent that guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable federal or state law.

Subordination

Under each subordinated indenture, payment of the principal of and interest and any premium on the subordinated debt securities will generally be subordinated and junior in right of payment to the prior payment in full of all the issuer’s senior indebtedness. Each subordinated indenture provides that no payment of principal, interest and any premium on subordinated debt securities may be made in the event:

•	of any insolvency, bankruptcy or similar proceeding involving the issuer or its respective property, or

•	of any event of default in the payment of any principal of, or premium or interest on, any senior indebtedness of the issuer, when due or payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise unless and until such payment default has been cured or waived or otherwise ceased to exist.

The subordinated indentures will not limit the amount of senior indebtedness that Noble, Noble Drilling or NHIL may incur.

“Senior indebtedness” is defined with respect to an issuer to include (i) all notes or other unsecured evidences of indebtedness, including guarantees given by the issuer, for money borrowed by the issuer, not expressed to be subordinate or junior in right of payment to any other indebtedness of the issuer, and (ii) any modifications, refunding, deferrals, renewals or extensions of any such notes or other evidence of indebtedness issued in exchange for such indebtedness.

Amalgamation, Consolidation, Merger or Sale

Unless otherwise provided in the applicable prospectus supplement with respect to any series of debt securities, each indenture will provide that the issuer will not, in any transaction or series of transactions, consolidate or amalgamate with or merge into any person, or sell, lease, convey, transfer or otherwise dispose of all or substantially all of its assets to any person, other than a direct or indirect wholly-owned subsidiary, unless:

•	either (i) the issuer shall be the continuing corporation or (ii) the person formed by such consolidation or amalgamation or into which the issuer is merged, or to which such sale, lease, conveyance, transfer or other disposition shall be made, shall expressly assume, by a supplemental indenture, the due and punctual payment of the principal of, premium, if any, and interest on and additional amounts with respect to all the debt securities and the performance of the issuer’s covenants and obligations under the indenture and the debt securities;

•	immediately after giving effect to the transaction or series of transactions, no default or event of default shall have occurred and be continuing or would result from the transaction; and

•	the issuer delivers to the applicable trustee an officer’s certificate and an opinion of counsel, each stating that the transaction and the supplemental indenture comply with the indenture.

Modification of Indentures

Under each indenture, the rights and obligations of the issuer and the rights of the holders may be modified with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected by the modification. No modification of the principal or interest payment terms, and no modification reducing the percentage required for modifications, will be effective against any holder without its consent.

The issuer under an indenture generally may amend the indenture or the debt securities issued under the indenture with the written consent of the holders of a majority in principal amount of the outstanding debt securities affected by the amendment. The holders of a majority in principal amount of the outstanding debt securities of (i) any series may also waive the issuer’s compliance in a particular instance with any provision of the applicable indenture with respect to such series of debt securities and (ii) all series may waive the issuer’s compliance in a particular instance with any provision of the applicable indenture with respect to all series of debt securities issued thereunder. The issuer under an indenture must obtain the consent of each holder of debt securities affected by a particular amendment or waiver, however, if such amendment or waiver:

•	changes the stated maturity of such debt securities, or any installment of principal of or interest on, any such debt securities;

•	reduces the principal amount of or the interest rate applicable to any such debt securities;

•	changes any place of payment for any such debt securities;

•	changes the currency in which the principal, premium, or interest of any such debt securities may be repaid;

•	impairs the right of the holder of any such debt securities to institute suit for the enforcement of any payment due in respect of any such debt securities on or after stated maturity;

•	reduces the amount of such debt securities whose holders must consent to an amendment, supplement or waiver; or

•	waives any default in the payment of principal of, or premium or interest on, any such debt securities due under the indenture.

Notwithstanding the foregoing, the issuer under an indenture may amend either the indenture or any series of debt securities issued under the indenture without the consent of any holder thereof:

•	to cure any ambiguity, defect or inconsistency;

•	to comply with the indenture’s provisions with respect to successor corporations;

•	to comply with any requirements of the SEC to effect or maintain qualification under the U.S. Trust Indenture Act of 1939, as amended;

•	to make any change that does not adversely affect the rights of any holder of such debt securities in any material respect; or

•	to issue additional debt securities as permitted by the indenture.

Events of Default

“Event of Default” when used in an indenture will mean any of the following:

•	failure to pay the principal of or any premium on any debt security when due;

•	failure to deposit any sinking fund payment when due;

•	failure to pay interest on any debt security for 30 days;

•	failure to perform any other covenant in the indenture that continues for 90 days after being given written notice from the trustee or the issuer and the trustee receive notice from the holders of at least 25% in principal amount of such outstanding debt securities as provided in the indenture;

•	certain events in bankruptcy, insolvency or reorganization, as the case may be;

•	failure to keep any applicable full and unconditional guarantee in place; or

•	any other Event of Default included in any indenture or supplemental indenture.

An Event of Default for a particular series of debt securities issued under an indenture does not necessarily constitute an Event of Default for any other series of debt securities issued under the indenture. The trustee may withhold notice to the holders of debt securities of any default (except in the payment of principal or interest) if it considers such withholding of notice to be in the best interests of the holders.

If an Event of Default for any series of debt securities issued under an indenture occurs and continues, the trustee or the holders of at least 25 percent in aggregate principal amount of the debt securities of the series affected by such Event of Default, or of all series of debt securities if the Event of Default is a result of failure to perform any covenant in the indenture, may declare the entire principal of all the debt securities of that series to be due and payable immediately. If an Event of Default occurs that is a result of certain events in bankruptcy, insolvency or reorganization, as the case may be, the principal amount of the outstanding securities of all series issued under an indenture ipso facto shall become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder. If any of the above happens, subject to certain conditions, the holders of a majority of the aggregate principal amount of the debt securities of that series can void the declaration.

The holders of a majority in principal amount of the debt securities of any series issued under an indenture may waive any past default with respect to such debt securities under the indenture and its consequences, except:

•	in the case of the payment of the principal of, or premium (if any) or interest on, such debt securities; or

•	except as described in this prospectus under the caption “— Amendment, Supplement and Waiver.”

Other than its duties in case of a default, a trustee is not obligated to exercise any of its rights or powers under any indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable indemnity. If they provide this reasonable indemnification, the holders of a majority in principal amount of any series of debt securities issued under an indenture may direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power conferred upon the trustee, for such series of debt securities.

Covenants

Under each indenture, the issuer will:

•	pay the principal of, and interest and any premium on, any debt securities issued under the indenture when due;

•	maintain a place of payment;

•	deliver a report to the trustee at the end of each fiscal year reviewing the issuer’s obligations under the indenture; and

•	deposit sufficient funds with any paying agent on or before the due date for any principal, interest or premium.

Payment and Transfer

Principal of and interest and any premium on fully registered securities will be paid at designated places. Payment will be made by check mailed to the persons in whose names the debt securities issued under an indenture are registered on days specified in the indenture or any prospectus supplement. Debt securities payments in other forms will be paid at a place designated by the issuer and specified in a prospectus supplement.

Fully registered securities may be transferred or exchanged at the corporate trust office of the trustee or at any other office or agency maintained by us for such purposes, without the payment of any service charge except for any tax or governmental charge.

Book-Entry Procedures

We will issue the debt securities in the form of one or more global securities in fully registered form initially in the name of Cede & Co., as nominee of The Depository Trust Company (or DTC), or such other name as may be requested by an authorized representative of DTC. The global securities will be deposited with the trustee as custodian for DTC and may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee to a successor of DTC or a nominee of such successor.

DTC has advised us as follows:

•	DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the U.S. Exchange Act.

•	DTC holds securities that its participants deposit with DTC and facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities, through electronic computerized book-entry changes in direct participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

•	Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

•	DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the Financial Industry Regulatory Authority, Inc.

•	Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

•	The rules applicable to DTC and its direct and indirect participants are on file with the Commission.

Purchases of debt securities under the DTC system must be made by or through direct participants, which will receive a credit for the debt securities on DTC’s records. The ownership interest of each actual purchaser of debt securities is in turn to be recorded on the direct and indirect participants’ records. Beneficial owners of the debt securities will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owner entered into the transaction. Transfers of ownership interests in the debt securities are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the debt securities, except in the event that use of the book-entry system for the debt securities is discontinued.

To facilitate subsequent transfers, all debt securities deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of debt securities with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the debt securities; DTC’s records reflect only the identity of the direct participants to whose accounts such debt securities are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by, direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the global securities. Under its usual procedures, DTC mails an omnibus proxy to the issuer as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the debt securities are credited on the record date (identified in the listing attached to the omnibus proxy).

All payments on the global securities will be made to Cede & Co., as holder of record, or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or the trustee on payment dates in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of DTC, us or the trustee, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and interest to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) shall be the responsibility of us or the trustee. Disbursement of such payments to direct participants shall be the responsibility of DTC, and disbursement of such payments to the beneficial owners shall be the responsibility of direct and indirect participants.

DTC may discontinue providing its service as securities depositary with respect to the debt securities at any time by giving reasonable notice to the issuer or the trustee. In addition, Noble may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). Under such circumstances, in the event that a successor securities depositary is not obtained, note certificates in fully registered form are required to be printed and delivered to beneficial owners of the global securities representing such debt securities.

None of the issuers, the trustee nor any underwriter of any debt securities will have any responsibility or obligation to direct or indirect participants, or the persons for whom they act as nominees, with respect to the accuracy of the records of DTC, its nominee or any participant with respect to any ownership interest in the debt securities, or payments to, or the providing of notice to participants or beneficial owners.

So long as the debt securities are in DTC’s book-entry system, secondary market trading activity in the debt securities will settle in immediately available funds. All payments on the debt securities issued as global securities will be made by us in immediately available funds.

Defeasance

Each issuer under an indenture will be discharged from its obligations on the debt securities of any series issued under the indenture at any time if sufficient cash or government securities are deposited with the trustee under the indenture to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the debt securities of the series. If this happens, the holders of the debt securities of the series will not be entitled to the benefits of the indenture except for registration of transfer and exchange of debt securities and replacement of lost, stolen or mutilated debt securities.

The debt securities of any series may also provide for legal defeasance. Legal defeasance is permitted only if the issuer has received from, or there has been published by, the United States Internal Revenue Service a ruling to the effect that legal defeasance will not cause holders of the debt securities to recognize income, gain or loss for United States federal income tax purposes.

Under U.S. federal income tax law as of the date of this prospectus, a discharge may be treated as an exchange of the related debt securities. Each holder might be required to recognize gain or loss equal to the difference between the holder’s cost or other tax basis for the debt securities and the value of the holder’s interest in the trust. Holders might be required to include as income a different amount than would be includable without the discharge. Prospective investors are urged to consult their own tax advisers as to the consequences of a discharge, including the applicability and effect of tax laws other than the U.S. federal income tax law.

The Trustee

The Bank of New York Mellon Trust Company, N.A acts as trustee or will act as the initial trustee, conversion agent, paying agent, transfer agent and registrar with respect to debt securities under each indenture. Bank of New York Mellon Trust Company, N.A is also the trustee under existing indentures governing (1) currently outstanding Senior Notes due 2009 and Senior Notes due 2019 of Noble Drilling, which notes are guaranteed by Noble, (2) currently outstanding Senior Notes due 2013 of Noble, guaranteed by Noble Drilling, and (3) project financing debt securities of Noble. The Bank of New York Mellon Trust Company, N.A. also acts as indenture trustee, performs certain other services for, and transacts other banking business with Noble and certain of its subsidiaries in the normal course of business. The address of the trustee is 601 Travis Street, 18th Floor, Houston, Texas 77002, Attention: Corporate Trust Administration.

Governing Law

Unless otherwise indicated in the prospectus supplement, each indenture and the debt securities of each series will be governed by and construed in accordance with the laws of the State of New York.

Notices

Notices to holders of debt securities will be given by mail to the addresses of such holders as they appear in the security register.

Description of Authorized Shares

General

As of the date of this prospectus, Noble’s authorized share capital is US $55,000,000, divided into 400,000,000 ordinary shares, par value US$0.10 (“Ordinary Shares”), and 15,000,000 preferred shares, par value US$1.00 (“Preferred Shares”). The Preferred Shares are “blank check” shares, meaning that the board of directors of Noble may designate and create the Preferred Shares as shares of any series and determine the respective rights and restrictions of any such series.

As of September 30, 2008, Noble had 263,807,152 Ordinary Shares and no Preferred Shares outstanding. As of that date, Noble also had approximately 3,582,277 Ordinary Shares reserved for issuance upon exercise of options or in connection with other awards outstanding under various employee or director incentive, compensation and option plans.

Set forth below is a summary of the material terms of Noble’s Ordinary Shares with the rights attaching to them as provided for under the applicable provisions of Noble’s memorandum of association (the “memorandum”) and articles of association (the “articles”) and the Companies Law of the Cayman Islands, as revised. You should refer to the memorandum, the articles, the Companies Law and the documents we have incorporated by reference for a complete statement of the terms and rights of Noble’s authorized shares. In accordance with Cayman Islands law, holders of shares of Noble are referred to as “members” in Noble’s memorandum and articles, and this terminology in regard to Noble is used in this prospectus and the prospectus supplements.

Ordinary Shares

Voting Rights.  The holders of Ordinary Shares are entitled to one vote per share other than on the election of directors.

With respect to the election of directors, each holder of Ordinary Shares entitled to vote at the election has the right to vote, in person or by proxy, the number of shares held by him for as many persons as there are directors to be elected. The directors are divided into three classes, with only one class being up for election each year. Directors are elected by a plurality of the votes cast in the election. Neither Cayman Islands law nor the articles provide for cumulative voting for the election of directors.

There are no limitations imposed by Cayman Islands law or the articles on the right of nonresident members to hold or vote their Ordinary Shares.

The rights attached to any separate class or series of shares, unless otherwise provided by the terms of the shares of that class or series, may be varied and amended by a special resolution passed at a separate general meeting of holders of the shares of that class or series. The necessary quorum for that meeting is the presence of holders of a majority of the shares of that class or series. Each holder of shares of the class or series present, in person or by proxy, has one vote for each share of the class or series of which he is the holder. Outstanding shares will not be deemed to be varied by the creation or issue of further shares that rank in any respect prior to or equivalent with those shares.

Under Cayman Islands law, some matters, like altering the memorandum or the articles, changing the name of Noble, voluntarily winding up Noble or resolving to be registered by way of continuation in a jurisdiction outside the Cayman Islands, require the approval of members by a special resolution. A special resolution is a resolution passed by the holders of at least two-thirds of the shares voted at a general meeting.

Quorum for General Meetings.  The presence of members, in person or by proxy, holding a majority of the issued shares generally entitled to vote at a meeting is a quorum for the transaction of most business. However, pursuant to the articles, different quorums are required in some cases to approve a change in Noble’s articles. Members present in person or by proxy holding at least 95 percent of the issued shares entitled to vote at a meeting is the required quorum at a general meeting to consider or adopt a special resolution to amend, vary, suspend the operation of or disapply any of the following provisions of the articles:

•	Articles 31 through 49 — which relate to the convening of, and proceedings and procedures at, general meetings;

•	Articles 52 through 60 — which relate to the election, appointment and classification of directors;

•	Articles 62 and 63 — which require members to approve certain business combinations with interested members (with the exceptions described below); or

•	Article 64 — which requires members to approve the sale, lease or exchange of all or substantially all of Noble’s property or assets.

However, members present, in person or by proxy, holding a majority of the issued shares entitled to vote at the meeting will constitute a quorum if:

•	a majority of the board of directors has, at or prior to the meeting, recommended a vote in favor of the special resolution; and

•	in the case of a special resolution to amend, vary, suspend the operation of or disapply Article 62 of the articles, the favorable recommendation is made by a majority of the disinterested directors, meaning those directors who are unaffiliated with and are not nominees of the interested member and were directors prior to the time the interested member became an interested member; or

•	in the case of a special resolution to amend, vary, suspend the operation of or disapply Article 63 of the articles, other than a special resolution referred to in the next full paragraph below, the favorable board of directors’ recommendation is made at a time when a majority of the board of directors then in office were directors prior to any person becoming an interested member during the previous three years or were recommended for election or elected to succeed those directors by a majority of those directors.

In addition, members present, in person or by proxy, holding a majority of the issued shares entitled to vote at a meeting also constitute the required quorum to consider or adopt a special resolution to delete Article 63 of the articles if:

•	the resolution will not be effective until 12 months after it is passed by members; and

•	the restrictions in Article 63 of the articles will otherwise continue to apply to any business combination between Noble and any person who became an interested member on or prior to the passing of the resolution.

The members present at a duly constituted general meeting may continue to transact business until adjournment, despite the withdrawal of members that leaves less than a quorum.

Dividend Rights.  Subject to any rights and restrictions of any other class or series of shares, Noble’s board of directors may, from time to time, declare dividends on the Ordinary Shares issued and authorize payment of the dividends out of Noble’s lawfully available funds. Noble’s board of directors may declare that any dividend be paid wholly or partly by the distribution of shares of Noble and/or specific assets.

Noble’s dividend policy provides for the payment of a quarterly cash dividend. Most recently, Noble’s board of directors declared a cash dividend of $0.04 per Ordinary Share, payable on December 1, 2008. The declaration and payment of dividends in the future are at the discretion of Noble’s board of directors and the amount thereof will depend on Noble’s results of operations, financial condition, cash requirements, future business prospects, contractual restrictions and other factors deemed relevant by Noble’s board of directors.

Rights Upon Liquidation.  Upon Noble’s liquidation, after Noble’s creditors have been paid in full and the full amounts that holders of any issued shares ranking senior to the Ordinary Shares as to distribution on liquidation or winding up are entitled to receive have been paid or set aside for payment, the holders of Ordinary Shares are entitled to receive, pro rata, any of Noble’s remaining assets available for distribution.

The liquidator may deduct from the amount payable in respect of those Ordinary Shares any liabilities the holder has to or with Noble.

No Sinking Fund.  The Ordinary Shares have no sinking fund provisions.

No Liability for Further Calls or Assessments.  The issued and outstanding Ordinary Shares are duly and validly issued, fully paid and nonassessable.

No Preemptive Rights.  Holders of Ordinary Shares have no preemptive or preferential right to purchase any securities of Noble.

Redemption and Conversion.  The Ordinary Shares are not convertible into shares of any other class or series and are not subject to redemption either by Noble or the holder of the Ordinary Shares.

Repurchase.  Under the articles, Noble may purchase any issued Ordinary Shares in the circumstances and on the terms as are agreed by Noble and the holder of the Ordinary Shares whether or not Noble has made a similar offer to all or any other of the holders of Ordinary Shares.

Restrictions on Transfer.  Subject to the rules of the New York Stock Exchange and any other securities exchange on which the Ordinary Shares may be listed, Noble’s board of directors may, in its absolute discretion and without assigning any reason, decline to register any transfer of shares.

Compulsory Acquisition of Shares Held by Minority Holders.  An acquiring party is generally able to acquire compulsorily the Ordinary Shares of minority holders in one of two ways:

•	By a procedure under the Cayman Islands Companies Law, 2007 Revision (the “Companies Law”), known as a “scheme of arrangement.” A scheme of arrangement is made by obtaining the consent of the Cayman Islands company, the consent of the court and approval of the arrangement by holders of ordinary shares (1) representing a majority in number of the members present at the meeting held to consider the arrangement and (2) holding at least 75 percent of all the issued ordinary shares other than those held by the acquiring party, if any. If a scheme of arrangement receives all necessary consents and approvals, all holders of ordinary shares of a company would be compelled to sell their shares under the terms of the scheme of arrangement.

•	By acquiring pursuant to a tender offer 90 percent of the ordinary shares not already owned by the acquiring party (the “offeror”). If an offeror has, within four months after the making of an offer for all the ordinary shares not owned by the offeror, obtained the approval of not less than 90 percent of all the shares to which the offer relates, the offeror may, at any time within two months after the end of that four-month period, require any nontendering member to transfer its shares on the same terms as the original offer. In those circumstances, nontendering members will be compelled to sell their shares, unless within one month from the date on which the notice to compulsorily acquire was given to the nontendering member, the nontendering member is able to convince the court to order otherwise.

Transfer Agent.  The transfer agent and registrar for the Ordinary Shares is Computershare Trust Company, N.A., Canton, Massachusetts. The Ordinary Shares are listed on the New York Stock Exchange under the symbol “NE.”

Preferred Shares and Depositary Shares

Noble may issue Preferred Shares in one or more series. Noble’s board of directors will determine the dividend, voting, conversion and other rights of the series being offered and the terms and conditions relating to its offering and sale at the time of the offer and sale. Noble may also issue fractional Preferred Shares that will be represented by Depositary Shares and Depositary Receipts.

Description of Preferred Shares

The articles authorize Noble’s board of directors or a committee of its board of directors to cause Preferred Shares to be issued in one or more series, without member action. Noble’s board of directors is authorized to issue up to 15,000,000 Preferred Shares, and can determine the number of shares of each series, and the rights, preferences and limitations of each series. Noble may amend the articles to increase the number of authorized Preferred Shares in a manner permitted by the articles and the Companies Law. As of the date of this prospectus, Noble has no Preferred Shares outstanding.

The particular terms of any series of Preferred Shares being offered by Noble under this shelf registration will be described in the prospectus supplement relating to that series of Preferred Shares. Those terms may include:

•	the number of Preferred Shares of the series being offered;

•	the title and liquidation preference per share of that series of Preferred Shares;

•	the purchase price of the Preferred Shares;

•	the dividend rate (or method for determining such rate);

•	the dates on which dividends are intended to be paid;

•	whether dividends on that series of Preferred Shares will be cumulative or non-cumulative and, if cumulative, the dates from which dividends will commence to accumulate;

•	any redemption or sinking fund provisions applicable to that series of Preferred Shares;

•	any conversion provisions applicable to that series of Preferred Shares;

•	whether Noble has elected to offer depositary shares with respect to that series of Preferred Shares; or

•	any additional dividend, liquidation, redemption, sinking fund and other rights and restrictions applicable to that series of Preferred Shares.

If the terms of any series of Preferred Shares being offered differ from the terms set forth below, those terms will also be disclosed in the prospectus supplement relating to that series of Preferred Shares. If Noble offers any Preferred Shares, Noble will file with the SEC the form of resolutions adopted by its board of directors establishing the series of the Preferred Shares.

The Preferred Shares will, when issued, be fully paid and nonassessable. Unless otherwise specified in the prospectus supplement, in the event Noble liquidates, dissolves or winds-up its business, each series of Preferred Shares will have the same rank as to dividends and distributions as each other series of the Preferred Shares Noble may issue in the future. The Preferred Shares will have no preemptive rights.

Dividend Rights.  Holders of Preferred Shares of each series will be entitled to receive, when, as and if declared by Noble’s board of directors, cash dividends at the rates and on the dates set forth in the applicable prospectus supplement. Dividend rates may be fixed or variable or both. Different series of Preferred Shares may be entitled to dividends at different dividend rates or based upon different methods of determination. Each dividend will be payable to the holders of record as they appear on Noble’s stock books (or, if applicable, the records of the Depositary referred to below under “Description of Depositary Shares”) on record dates determined by Noble’s board of directors. Dividends on any series of the Preferred Shares may be cumulative or non-cumulative, as specified in the prospectus supplement. If Noble’s board of directors fails to declare a dividend on any series of Preferred Shares for which dividends are non-cumulative, then the right to receive that dividend will be lost, and Noble will have no obligation to pay the dividend for that dividend period, whether or not dividends are declared for any future dividend period.

No full dividends will be declared or paid on any series of Preferred Shares, unless full dividends for the dividend period commencing after the immediately preceding dividend payment date (and cumulative dividends still owing, if any) have been or contemporaneously are declared and paid on all other series of Preferred Shares that have the same rank as, or rank senior to, that series of Preferred Shares. When those dividends are not paid in full, dividends will be declared pro rata, so that the amount of dividends declared per share on that series of Preferred Shares and on each other series of Preferred Shares having the same rank as, or ranking senior to, that series of Preferred Shares will in all cases bear to each other the same ratio that accrued dividends per share on that series of Preferred Shares and the other Preferred Shares bear to each other. In addition, generally, unless full dividends, including cumulative dividends still owing, if any, on all outstanding shares of any series of Preferred Shares have been paid, no dividends will be declared or paid on the Ordinary Shares and generally Noble may not redeem or purchase any Ordinary Shares. No interest, or sum of money in lieu of interest, will be paid in connection with any dividend payment or payments that may be in arrears.

The amount of dividends payable for each dividend period will be computed by annualizing the applicable dividend rate and dividing by the number of dividend periods in a year, except that the amount of dividends payable for the initial dividend period or any period shorter than a full dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months and, for any period less than a full month, the actual number of days elapsed in the period.

Rights Upon Liquidation.  In the event Noble liquidates, dissolves or winds-up its affairs, either voluntarily or involuntarily, the holders of each series of Preferred Shares will be entitled to receive liquidating distributions in the amount set forth in the prospectus supplement relating to each series of Preferred Shares, plus an amount equal to accrued and unpaid dividends, if any, before any distribution of assets is made to the holders of Ordinary Shares. If the amounts payable with respect to Preferred Shares of any series and any shares having the same rank as that series of Preferred Shares are not paid in full, the holders of Preferred Shares and of such other shares will share ratably in any such distribution of assets in proportion to the full respective preferential amounts to which they are entitled. After the holders of each series of Preferred Shares and any shares having the same rank as the Preferred Shares are paid in full, they will have no right or claim to any of Noble’s remaining assets. Neither the sale of all or substantially all Noble’s property or business nor an amalgamation, merger or consolidation by Noble with any other corporation will be considered a dissolution, liquidation or winding up by Noble of its business or affairs.

Redemption.  Any series of Preferred Shares may be redeemable, in whole or in part, at Noble’s option. In addition, any series of Preferred Shares may be subject to mandatory redemption pursuant to a sinking fund. The redemption provisions that may apply to a series of Preferred Shares, including the redemption dates and the redemption prices for that series, will be set forth in the applicable prospectus supplement.

If a series of Preferred Shares is subject to mandatory redemption, the prospectus supplement will specify the year Noble can begin to redeem shares of the Preferred Shares, the number of Preferred Shares Noble can redeem each year, and the redemption price per share. Noble may pay the redemption price in cash, shares or in cash that it has received specifically from the sale of its capital shares, as specified in the prospectus supplement. If the redemption price is to be paid only from the proceeds of the sale of Noble capital shares, the terms of the series of Preferred Shares may also provide that, if no such capital shares are sold or if the amount of cash received is insufficient to pay in full the redemption price then due, the series of Preferred Shares will automatically be converted into the applicable capital shares pursuant to conversion provisions specified in the prospectus supplement.

If fewer than all the outstanding shares of any series of Preferred Shares are to be redeemed, whether by mandatory or optional redemption, Noble’s board of directors will determine the method for selecting the shares to be redeemed, which may be by lot or pro rata or by any other method determined to be equitable. From and after the redemption date, dividends will cease to accrue on the Preferred Shares called for redemption and all rights of the holders of those shares (except the right to receive the redemption price) will cease.

In the event that full dividends, including accrued but unpaid dividends, if any, have not been paid on any series of Preferred Shares, Noble may not redeem that series in part and Noble may not purchase or acquire any shares of that series of Preferred Shares, except by an offer made on the same terms to all holders of that series of Preferred Shares.

Conversion Rights.  The prospectus supplement will state the terms, if any, on which Preferred Shares of a series are convertible into Ordinary Shares or another series of Noble’s Preferred Shares. As described under “Redemption” above, under certain circumstances, Preferred Shares may be mandatorily converted into Ordinary Shares or another series of Noble’s Preferred Shares.

Voting Rights.  Except as indicated below or in the applicable prospectus supplement, or except as expressly required by applicable law, the holders of Preferred Shares will not be entitled to vote. Except as indicated in the applicable prospectus supplement, in the event Noble issues full shares of any series of Preferred Shares, each share will be entitled to one vote on matters on which holders of that series of Preferred Shares are entitled to vote. However, as more fully described below under “— Description of Depositary Shares”, if Noble issues Depositary Shares representing a fraction of a Preferred Share of a series, each Depositary Share will, in effect, be entitled to that fraction of a vote, rather than a full vote. Because each full share of any series of Preferred Shares will be entitled to one vote, the voting power of that series will depend on the number of shares in that series, and not on the aggregate liquidation preference or initial offering price of the Preferred Shares of that series.

Transfer Agent and Registrar.  Computershare Trust Company, N.A., Canton, Massachusetts, will be the transfer agent, registrar and dividend disbursement agent for the Preferred Shares and any depositary shares (see the description of depositary shares below). The registrar for the Preferred Shares will send notices to the holders of the Preferred Shares of any meetings at which such holders will have the right to elect directors or to vote on any other matter.

Description of Depositary Shares

General.  Noble may, at its option, elect to offer fractional Preferred Shares, rather than full Preferred Shares. If Noble does, it will issue to the public receipts for depositary shares, and each of these depositary shares will represent a fraction (to be set forth in the applicable prospectus supplement) of a Preferred Share of a particular series.

The shares of any series of Preferred Shares underlying the depositary shares will be deposited under a deposit agreement (the “Deposit Agreement”) between Noble and a bank or trust company selected by Noble (the “Depositary”). Subject to the terms of the Deposit Agreement, each owner of a depositary share will be entitled, in proportion to the applicable fractional interest in Preferred Shares underlying that depositary share, to all the rights and preferences of the Preferred Shares underlying that depositary share. Those rights include dividend, voting, redemption, conversion and liquidation rights.

The depositary shares will be evidenced by depositary receipts issued pursuant to the Deposit Agreement. Depositary receipts will be issued to those persons who purchase the fractional interests in the Preferred Shares underlying the depositary shares, in accordance with the terms of the offering. Copies of the forms of Deposit Agreement and depositary receipt are filed or incorporated by reference as exhibits to the registration statement of which this prospectus is part. Set forth below is a summary of the material terms of the Deposit Agreement, the depositary shares and the depositary receipts. You should refer to the forms of the Deposit Agreement and Depositary Receipts that are filed or incorporated by reference as exhibits to the registration statement.

Dividends and Other Distributions.  The Depositary will distribute all cash dividends or other cash distributions received in respect of the Preferred Shares to the record holders of Depositary Shares relating to those Preferred Shares in proportion to the number of depositary shares owned by those holders.

If there is a distribution other than in cash, the Depositary will distribute property received by it to the record holders of depositary shares that are entitled to receive the distribution, unless the Depositary determines that it is not feasible to make the distribution. If this occurs, the Depositary may, with Noble’s approval, sell the property and distribute the net proceeds from the sale to the applicable holders.

Redemption of Depositary Shares.  If a series of Preferred Shares underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the Depositary resulting from the redemption, in whole or in part, of that series of Preferred Shares held by the Depositary. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to that series of the Preferred Shares. Whenever Noble redeems Preferred Shares that are held by the Depositary, the Depositary will redeem, as of the same redemption date, the number of depositary shares representing the Preferred Shares so redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as determined by the Depositary.

After the date fixed for redemption, the depositary shares called for redemption will no longer be outstanding, and all rights of the holders of those depositary shares will cease, except the right to receive any money, securities, or other property upon surrender to the Depositary of the depositary receipts evidencing those depositary shares.

Voting the Preferred Shares.  Upon receipt of notice of any meeting at which the holders of Preferred Shares are entitled to vote, the Depositary will mail the information contained in the notice of meeting to the record holders of the depositary shares underlying those Preferred Shares. Each record holder of those depositary shares on the record date (which will be the same date as the record date for the Preferred Shares) will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to the amount of the Preferred Shares underlying that holder’s depositary shares. The Depositary will try, as far as practicable, to vote the number of Preferred Shares underlying those depositary shares in accordance with such instructions, and Noble will agree to take all action that may be deemed necessary by the Depositary in order to enable the Depositary to do so. The Depositary will not vote the Preferred Shares to the extent it does not receive specific instructions from the holders of depositary shares underlying the Preferred Shares.

Amendment and Termination of the Depositary Agreement.  The form of depositary receipt evidencing the depositary shares and any provision of the Deposit Agreement may be amended at any time by agreement between Noble and the Depositary. However, any amendment that materially and adversely alters the rights of the holders of depositary shares will not be effective unless the amendment has been approved by the holders of a majority of the depositary shares then outstanding. The Deposit Agreement may be terminated by Noble or by the Depositary only if (i) all outstanding depositary shares have been redeemed or (ii) there has been a final distribution of the underlying Preferred Shares in connection with Noble’s liquidation, dissolution or winding up and the Preferred Shares have been distributed to the holders of depositary receipts.

Resignation and Removal of Depositary.  The Depositary may resign at any time by delivering a notice to Noble of its election to do so. Noble may remove the Depositary at any time. Any such resignation or removal will take effect upon the appointment of a successor Depositary and its acceptance of its appointment. The successor Depositary must be appointed within 60 days after delivery of the notice of resignation or removal.

Miscellaneous.  The Depositary will forward to holders of depositary receipts all reports and communications from Noble that it delivers to the Depositary and that it is required to furnish to the holders of the Preferred Shares.

Neither Noble nor the Depositary will be liable if either of them is prevented or delayed by law or any circumstance beyond their control in performing their respective obligations under the Deposit Agreement. Noble’s obligations and those of the Depositary will be limited to the performance in good faith of their respective duties under the Deposit Agreement. Neither Noble nor the Depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or Preferred Shares unless satisfactory indemnity is furnished. Noble and the Depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting Preferred Shares for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

Description of Permanent Global Preferred Securities

Certain series of the Preferred Shares or depositary shares may be issued as permanent global securities to be deposited with a depositary with respect to that series. Unless otherwise indicated in the applicable prospectus supplement, the following is a summary of the depositary arrangements applicable to Preferred Shares or depositary receipts issued in permanent global form and for which DTC acts as the depositary (“Global Preferred Securities”).

Each Global Preferred Security will be deposited with, or on behalf of, DTC or its nominee and registered in the name of a nominee of DTC. Except under the limited circumstances described below, Global Preferred Securities are not exchangeable for definitive certificated Preferred Shares or depositary receipts.

Ownership of beneficial interests in a Global Preferred Security is limited to institutions that have accounts with DTC or its nominee (“participants”) or persons that may hold interests through participants. In addition, ownership of beneficial interests by participants in a Global Preferred Security will be evidenced only by, and the transfer of that ownership interest will be effected only through, records maintained by DTC or its nominee for a Global Preferred Security. Ownership of beneficial interests in a Global Preferred Security by persons that hold through participants will be evidenced only by, and the transfer of that ownership interest within that participant will be effected only through, records maintained by that participant. DTC has no knowledge of the actual beneficial owners of the Preferred Shares or depositary shares, as the case may be, represented by a Global Preferred Security. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participants through which the beneficial owners entered the transaction. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a Global Preferred Security.

Payments on Preferred Shares and depositary shares represented by a Global Preferred Security registered in the name of or held by DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner and holder of the Global Preferred Security representing the Preferred Shares or depositary shares. Noble have been advised by DTC that upon receipt of any payment on a Global Preferred Security, DTC will immediately credit accounts of participants on its book-entry registration and transfer system with payments in amounts proportionate to their respective beneficial interests in that Global Preferred Security as shown in the records of DTC. Payments by participants to owners of beneficial interests in a Global Preferred Security held through those participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name”, and will be the sole responsibility of those participants, subject to any statutory or regulatory requirements as may be in effect from time to time.

Neither Noble nor any of its agents will be responsible for any aspect of the records of DTC, any nominee or any participant relating to, or payments made on account of beneficial interests in a Global Preferred Security or for maintaining, supervising or reviewing any of the records of DTC, any nominee or any participant relating to such beneficial interests.

A Global Preferred Security is exchangeable for definitive certificated Preferred Shares or depositary receipts, as the case may be, registered in the name of, and a transfer of a Global Preferred Security may be registered to, a person other than DTC or its nominee, only if:

•	DTC notifies Noble that it is unwilling or unable to continue as Depositary for the Global Preferred Security or at any time DTC ceases to be registered under the Exchange Act; or

•	Noble determines in its discretion that the Global Preferred Security shall be exchangeable for definitive Preferred Shares or depositary receipts, as the case may be, in registered form.

Any Global Preferred Security that is exchangeable pursuant to the preceding sentence will be exchangeable in whole for definitive certificated Preferred Shares or depositary receipts, as the case may be, registered by the registrar in the name or names instructed by DTC. Noble expects that those instructions may be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in that Global Preferred Security.

Except as provided above, owners of the beneficial interests in a Global Preferred Security will not be entitled to receive physical delivery of certificates representing shares of Preferred Shares or depositary shares, as the case may be, and will not be considered the holders of Preferred Shares or depositary shares, as the case may be. No Global Preferred Security shall be exchangeable except for another Global Preferred Security to be registered in the name of DTC or its nominee. Accordingly, each person owning a beneficial interest in a

Global Preferred Security must rely on the procedures of DTC and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder of Preferred Shares or depositary shares, as the case may be.

Noble understands that, under existing industry practices, in the event that it requests any action of holders, or an owner of a beneficial interest in a Global Preferred Security desires to give or take any action that a holder of Preferred Shares or depositary shares, as the case may be, is entitled to give or take, DTC would authorize the participants holding the relevant beneficial interests to give or take that action and those participants would authorize beneficial owners owning through those participants to give or take that action or would otherwise act upon the instructions of beneficial owners owning through them.

A brief description of DTC is set forth above under “Description of Debt Securities-Book Entry Procedures.”

Warrants

Noble may issue warrants for the purchase of its debt securities, Preferred Shares or Ordinary Shares. Noble may issue warrants alone or together with any other securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between Noble and a warrant agent. The warrant agent will act solely as Noble’s agent in connection with the warrant of such series and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants. Further terms of the warrants and the applicable warrant agreement will be set forth in the applicable prospectus supplement.

Plan of Distribution

Noble, Noble Drilling and NHIL may sell the securities offered in this prospectus in and outside the United States (a) through agents; (b) through underwriters or dealers; (c) directly to one or more purchasers or (d) through a combination of any of these methods. The applicable prospectus supplement will include the following information:

•	the terms of the offering;

•	the names of any underwriters, dealers or agents, and the respective amounts of securities underwritten or purchased by each of them;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price of the securities;

•	the net proceeds to the respective issuers from the sale of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any commissions paid to agents.

By Agents

Offered securities may be sold through agents designated by an issuer. In the prospectus supplement, the issuer will name any agent involved in the offer or sale of the offered securities and will describe any commissions payable by an issuer to the agent. Unless the issuer informs you otherwise in the prospectus supplement, the agents will agree to use their reasonable best efforts to solicit purchases for the period of their appointment. An issuer may sell securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the U.S. Securities Act with respect to those securities. The terms of any such sales will be described in the applicable prospectus supplement.

By Underwriters or Dealers

If underwriters are used in the sale, the offered securities will be acquired by the underwriters for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The underwriter may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as an underwriter. Unless the issuer informs you otherwise in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the securities of the series offered if any of the securities are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

If an issuer uses dealers in the sale of securities, it will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The dealers participating in any sale of the securities may be deemed to be underwriters within the meaning of the U.S. Securities Act, with respect to any sale of those securities. The issuer will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales

Offered securities may also be sold directly by an issuer. In this case, no underwriters or agents would be involved.

Delayed Delivery Contracts

If the prospectus supplement so indicates, an issuer may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts.

These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

General Information

Underwriters, dealers and agents that participate in the distribution of the offered securities may be underwriters as defined in the U.S. Securities Act, and any discounts or commissions received by them from an issuer or guarantor and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the U.S. Securities Act. Any underwriters or agents will be identified and their compensation described in the applicable prospectus supplement.

Noble, Noble Drilling or NHIL may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the U.S. Securities Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make.

Underwriters, dealers and agents may engage in transactions with, or perform services for, Noble, Noble Drilling, NHIL or other subsidiaries of Noble in the ordinary course of their businesses.

Unless otherwise stated in a prospectus statement, the obligations of the underwriters to purchase any securities will be conditioned on customary closing conditions and the underwriters will be obligated to purchase all of such series of securities if any are purchased.

The applicable prospectus supplement will set forth the place and time of delivery for the securities in respect of which this prospectus is delivered.

Legal Matters

Except as set forth in the applicable prospectus supplement, the validity of the debt securities and depositary shares under United States laws will be passed upon for Noble, Noble Drilling or NHIL, as applicable, by Baker Botts L.L.P., Houston, Texas, and the validity of Noble’s Ordinary Shares, Preferred Shares and warrants under Cayman Islands law will be passed upon for Noble by Maples and Calder, Grand Cayman, Cayman Islands, and Maples and Calder is not passing on any matters other than those governed by Cayman Islands law.

Experts

The consolidated financial statements incorporated in this prospectus by reference to Noble Corporation’s Current Report on Form 8-K dated November 18, 2008 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K of Noble Corporation for the year ended December 31, 2007 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

$

Noble Holding International Limited
    % Senior Notes
due 2014

PROSPECTUS SUPPLEMENT

Book Running Managers
Goldman, Sachs & Co.
Citi
SunTrust Robinson Humphrey

Co-Managers

Barclays Capital
DnB NOR Markets
Fortis Securities LLC
HSBC
Mitsubishi UFJ Securities
Wells Fargo Securities